Exhibit 10.33
LEASE
OF
PREMISES
350 MERRIMACK STREET
LAWRENCE, MA
FROM
350 RIVERWALK, LLC
TO
NxStage Medical, Inc.

[**]	The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

LEASE
1.	PARTIES
350 Riverwalk, LLC, a Massachusetts limited liability company (“Landlord”, which expression shall include its successors, administrators and assigns where the context so permits), having an address at 354 Merrimack Street, Lawrence, Massachusetts 01843 does hereby lease to NxStage Medical, Inc., a Delaware corporation registered as a foreign corporation in Massachusetts, (“Tenant”, which expression shall include its successors, administrators and assigns where the context so permits), having an address at 439 S. Union Street, 5th Floor, Lawrence, MA 01843 and Tenant hereby leases the following described Premises pursuant to the terms of this Lease.
2.	BUILDING AND PREMISES
The parties have agreed that the building known as 350 Merrimack Street, Lawrence, MA (“Building”) contains 137,200 rentable square feet on seven (7) floors (inclusive of all common areas including without limitation the lobby, elevator area and interconnecting bridge area to be constructed as provided in this Lease), which Building is shown on the plan attached hereto as Exhibit A. The terms and provisions of this Lease require Tenant to occupy the Building in stages in accordance with Exhibit B attached hereto (the “Take-Down Schedule”) and the term “Premises” as used in this Lease shall mean the portion of the Building then being occupied by Tenant based on the Take-Down Schedule. Base Rent, Additional Rent, Pro-Rata Share and all RSF references contained in this Lease shall be adjusted to reflect the increase in the portion of the Premises so occupied by Tenant from time to time as provided on the Take-Down Schedule. The rentable square feet of the Premises and the Building, as the case may be, is referred to as “RSF.”
3.	TERM
The Term of this Lease shall commence on the date the Tenant Improvements (as hereafter defined) are substantially completed by Landlord (and Tenant with respect to Tenant’s Work) and all approvals necessary for the occupancy of the first part of the Premises to be so occupied have been issued by the appropriate local authorities and Landlord agrees that in no event shall the occupancy by Tenant of the first part of the Premises (as set forth on Exhibit B) be later than June 1, 2012 (“Term Commencement Date”), and shall continue thereafter through 11:59 p.m. on that date which is eleven (11) years after the Rent Commencement Date (the “Term”). For purposes of this Lease, “substantially completed” shall mean in the professional opinion of the Landlord’s architect that all Tenant Improvements have been completed in accordance with the Final Plans and Specs with the exception of immaterial punchlist items that can be completed within thirty (30) days after the Term Commencement Date. When Landlord’s architect considers the Tenant Improvements to be substantially completed, Landlord will notify Tenant and within five (5) business days thereafter, a representative of the Landlord and a representative of the Tenant shall conduct a walk-through of the Premises and the Building to confirm that the Tenant Improvements are substantially completed and to identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on the substantial completion of the Tenant’s Improvements or on immaterial punchlist items. Landlord shall use reasonable efforts to cause the contractor constructing the Tenant Improvements to complete all punchlist items within thirty (30) days after agreement on substantial completion of the Tenant Improvements and the punchlist.
4.	RENT AND RELATED MATTERS
As used herein, the term “rent” or “Rent” shall mean Base Rent and Additional Rent. Rent shall be paid as provided herein without deduction, offset or setoff whatsoever except as otherwise provided in this Lease.
Tenant shall pay to Landlord Base Rent during the Term at the following rates, payable in advance on the first day of each month (pro-rata for any partial month) commencing on the Rent Commencement Date in monthly installments as herein set forth:

	Annual Rate for Base Rent
	On A Per Rentable Square
Lease Year	Foot Basis	Premises
1-2	$14.50	89,046 RSF
3	$14.50	104,820 RSF
4-5	$14.50	117,570 RSF
6-11	$14.50	137,200 RSF
As used in this Lease, the term “Lease Year” shall mean the following: the first Lease Year shall commence on the Rent Commencement Date and shall end on the last day of the calendar month in which the anniversary of the Rent Commencement Date occurs; the second Lease Year shall commence on the day after the end of the first Lease Year and continue for a consecutive twelve month period; and each Lease Year thereafter shall be a sequential, consecutive twelve (12) month period. The “Rent Commencement Date” shall be the later of (a) June 1, 2012, or (b) the last date that the Premises have been substantially completed and all approvals necessary for the occupancy by Tenant of the first part of the Premises to be so occupied have been issued by the appropriate local authorities.
Tenant’s pro-rata share (“Pro-Rata Share”) for the purposes of this Lease from time to time shall be the RSF of the Premises then occupied by Tenant (as set forth above) divided by one hundred percent (100%) of the RSF of the Building (137,200 RSF).
During the Term of this Lease and from and after the Rent Commencement Date, Tenant shall pay, without deduction, offset or setoff whatsoever, except as otherwise provided in this Lease, as Additional Rent (“Additional Rent”), in addition to Base Rent, (i) Tenant’s Pro-Rata Share of increases in real estate taxes levied against the Building above the real estate taxes (as hereinafter defined) assessed against the Building for fiscal year 2013 (i.e. July 1, 2012 to June 30, 2013) (“Tax Base Period”); (ii) subject to Exhibit C, Tenant’s Pro-Rata Share of increases in Operating Expenses (as hereinafter defined) above those incurred by Landlord for calendar year 2012 (“Operating Expenses Base Year”); and (iii) all other amounts due from Tenant to Landlord under this Lease which are not disputed in good faith by Tenant. In addition to the foregoing, Tenant shall directly and timely pay all taxes, assessments and impositions for Tenant’s furniture, fixtures, equipment and specific business operating at the Premises.
The definition of all “real estate taxes” assessed against the Building includes all taxes, assessments, betterments, water or sewer entrance fees and charges, or any other charges that appear either on a real estate tax bill or Municipal Lien Certificate issued by the City of Lawrence upon or against the Building but not including fees or penalties for late payment or otherwise (and excluding any Building additions after the Term Commencement Date). This definition of real estate taxes is based upon the present system of real estate taxation in the Commonwealth of Massachusetts; if taxes upon rentals or any other basis shall be substituted, in whole or in part, for the present ad valorem real estate taxes, the term real estate taxes shall be deemed changed to the extent to which there is such a substitution for the present ad valorem real estate taxes. There shall be excluded from the definition of real estate taxes all income, estate, succession, inheritance and transfer taxes imposed on Landlord with respect to the Building or the Premises. The term “fiscal year” shall mean July 1st through June 30th next following, or such other tax period as may be established by law for the payment of real estate taxes. Real estate taxes will be assessed in accordance with a Tax Increment Financing Agreement (the “TIF Agreement”) dated December 13, 2008 so long as the TIF Agreement remains in effect. Landlord agrees to comply, and shall cause the other related parties thereto to comply, with the TIF Agreement such that a decertification of the Building does not occur pursuant to the TIF Agreement. Tenant shall receive the benefit of any early payment discounts.
Operating Expenses are defined in accordance with Exhibit C attached hereto and have been estimated for the Operating Expenses Base Year to be $3.06 RSF in accordance with said Exhibit C.
When Landlord estimates that real estate taxes will exceed the Tax Base Period and/or the Operating Expenses will exceed the Operating Expenses Base Year, Tenant shall pay with each monthly payment of Base Rent, one-twelfth (1/12) of its Pro-Rata Share of the estimated annual Additional Rent for real estate taxes above the Tax Base Period and/or Operating Expenses above the Operating Expenses Base Year as reasonably determined by Landlord. Following the end of each calendar year during the Term of this Lease with respect to Operating Expenses after final expenses are determined, and with respect to real estate taxes following the issuance of periodic or final real estate tax bills for a fiscal year, Landlord shall determine the actual Operating Expenses for such calendar year and actual real estate taxes for such periodic period or fiscal year, and Tenant’s Pro-Rata Share thereof. After a final determination by Landlord of Operating Expenses and/or if real estate taxes were estimated, after a final tax bill for a fiscal year is ascertained, any payment shortage shall be due and payable by Tenant within 30 days of written notice to Tenant from Landlord and, to the extent Tenant is not in default nor would be in default but for the giving of notice, the passage of time or both, any excess payment shall, at the option of Tenant, be credited against future Additional Rent obligations next coming due hereunder, or refunded to Tenant within thirty (30) days of Tenant’s request.
If, after Tenant shall have made any payment under this Section, Landlord shall receive a refund of any portion of the real estate taxes paid on account of any fiscal year in which such payments shall have been made as a result of an abatement of such real estate taxes, by final determination of legal proceedings, settlement or otherwise (“Proceedings”), Landlord shall, to the extent Tenant is not in default nor would be in default but for the giving of notice, the passage of time or both, within thirty (30) days after receiving the refund, pay to Tenant the Tenant’s Pro-Rata Share of the refund, if any, which shall be adjusted if Tenant’s original payment covered a shorter period than covered by the refund, less the expense (including, but not limited to, attorneys’ fees, costs and appraisers’ fees) allocable to Tenant’s Pro-Rata Share and incurred by Landlord in connection with any such Proceedings. Landlord shall have sole control of all Proceedings.
Within sixty (60) days after the close of each calendar year during the Term, Landlord shall prepare and deliver to Tenant, a statement of real estate taxes and Operating Expenses for the prior calendar year (in line item detail) prepared in accordance with generally accepted accounting principles and certified to be true, accurate and complete by Landlord’s chief financial officer (the “Statement”). Within one hundred twenty (120) days after Tenant’s receipt of the Statement, Tenant or its representatives shall have the right to audit the calculations of real estate taxes and Operating Expenses of the Landlord at Tenant’s sole cost and expense. Landlord shall refund to Tenant any sums determined to be an overpayment of real estate taxes and/or Operating Expenses by Tenant. In the event any overpayment is determined to be greater than three percent (3%) of the real estate taxes and Operating Expenses due from Tenant for such calendar year, Landlord shall also reimburse Tenant for the reasonable costs of the audit.
If Tenant shall fail to timely pay any installment of Base Rent or Additional Rent not disputed by Tenant in good faith or subject to setoff pursuant to the terms of this Lease within five (5) days after such payment is due, Landlord shall be entitled to collect a charge equal to five (5%) percent of the amount due to cover Landlord’s administrative expense in handling late payments. In addition, Tenant shall pay interest at the rate of one percent (1%) per month (the “Default Rate”) or any fraction thereof on any Base Rent or Additional Rent not paid within ten (10) days after the date due. Notwithstanding the foregoing, the first time in each Lease Year the Landlord determines to charge such late charge and/or interest, it shall so notify the Tenant and such late charge and/or interest shall be deemed waived, provided that the Tenant makes such payment within seven (7) days after the receipt of such notice.
5.	UTILITIES AND SERVICES.
Tenant shall timely pay when due directly to the applicable electric utility company and service provider all charges for electricity, telephone, internet and other communication services and shall have such services in its name; provided, however, to the extent that electricity is submetered or check metered to the Premises, Tenant shall pay the costs of electricity directly to Landlord thirty (30) days after billing without Landlord mark-up.
Landlord shall have no obligation to provide utilities other than the utilities within the Premises as of the Term Commencement Date and which are listed on Exhibit D attached hereto (the “Term Commencement Date Utilities”). In the event Tenant requires additional utilities in addition to the Term Commencement Date Utilities, the installation and maintenance thereof shall be Tenant’s sole cost and obligation, provided that such installation shall be subject to the written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned. Tenant shall have the right to install supplemental air conditioning units in the Premises and, in such case, Tenant agrees to install a separate electric meter for the operation of such supplemental air conditioning units and pay for such services directly to the utility provider. Landlord represents that Tenant shall not be paying utilities on those portions of the Premises that it has not yet taken possession of pursuant to the terms hereof (and Landlord agrees (i) to maintain such portions of the Premises in a manner which does not adversely impact Tenant’s use or enjoyment of its Premises then being occupied, and (ii) not to use such space prior to Tenant taking possession thereof for any purpose without the prior written consent of Tenant excluding the existing or contemplated tenant for approximately 10,000 square feet on the first floor).
Tenant’s normal business hours are 6:00 a.m. to 7:00 p.m., Monday through Friday and 9:00 a.m. through 1:00 p.m. on Saturdays (referred to herein as “Normal Business Hours”). In the event Tenant shall require Building services other than during such Normal Business Hours which results in additional cost and expense to Landlord, Tenant shall be responsible to reimburse Landlord for such additional cost and expense reasonably incurred without Landlord mark-up.
Tenant agrees that in no event shall Landlord be liable for any interruption or delay in relation to utilities serving the Premises caused by unavoidable accident, making of repairs, alterations or improvements in the Building, labor difficulties, trouble in obtaining fuel, electricity or services or supplies, governmental restraints or the actions or inactions of Tenant or those acting by, through or under Tenant, or other causes beyond Landlord’s reasonable control (but in respect of those matters for which Landlord is expressly responsible under this Lease, Landlord will use reasonable efforts under the circumstances to restore such services or make such repairs) and, in respect of those matters for which the Landlord is responsible, Base Rent shall abate for each day that Tenant’s use of the Premises is materially curtailed thereby. See Section 23 below for provisions relating to defaults by Landlord and Section 42 below for provisions relating to Tenant’s self help rights.
6.	USE OF PREMISES
Tenant shall use the Premises only for the operation of its business as it may determine in its sole discretion from time to time [**] (“Permitted Use”) [**]. Tenant agrees that in no event shall Tenant’s use of the Premises be unlawful, contrary to law or any applicable municipal law, regulation, by-law or ordinance; make voidable any insurance on the Building or on the contents of the Building; be contrary to any law or regulation from time to time established by any fire rating agency or similar body. Landlord represents that the Building is zoned for Tenant’s Permitted Use. Tenant shall have the right to maintain vending machines in the Premises without additional rent or other costs to Landlord.
7.	COMPLIANCE WITH LAWS
Tenant, in the operation of its business at the Premises, shall comply in all material respects with all applicable building, zoning, environmental, health, fire safety, land use and other federal, state and municipal by-laws, rules, regulations, ordinances, codes and requirements applicable to the Premises (collectively, the “Applicable Laws”). Before Tenant occupies any part of the Premises, Tenant shall obtain, at Tenant’s sole cost and expense, all permits, licenses, and other authorizations required under Applicable Laws (collectively “Required Permits”) for the completion of Tenant’s Work, as herein defined, and for the operation of the Premises for the Permitted Use; provided, however, it shall be Landlord’s obligation to procure a Certificate of Occupancy for the Premises no later than the Term Commencement Date. Tenant agrees that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful or contrary to any Applicable Laws.
8.	FIRE INSURANCE
Tenant shall not permit any use of the Premises which will make voidable any insurance for the Building or on the contents of the Building, or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers. Tenant shall on demand reimburse Landlord all extra insurance premiums caused by Tenant’s use of the Premises.

9.	MAINTENANCE
A. Tenant’s Obligations
Tenant agrees to perform routine and ordinary repairs to maintain the Premises in good condition, damage by fire and other casualty and reasonable wear only excepted. After the applicable warranty period of one (1) year for all Tenant Improvements installed by Landlord, Tenant’s maintenance of the Premises shall include, without limitation, general repair of electrical, plumbing, hardware, replacement of light bulbs, paint and carpeting within the Premises and any and all facilities and utilities installed by Tenant such as telephone and computer systems, cables and wires. Notwithstanding the foregoing, Tenant shall be responsible to repair and/or replace, as necessary, interior glass windows and systems and fixtures within the Premises damaged by Tenant or those acting by, through or under Tenant. Tenant shall not permit the Premises to be overloaded, damaged, stripped, or defaced, nor suffer any waste. Tenant shall use and conduct Tenant’s business at the Premises in such a manner as to assure that no water, noise, fumes, odor or any other condition escapes or is emitted from the Premises which unreasonably interferes with or in any manner causes damage to or upon the Building or any abutting space or common area. For purposes of this Section 9(A), “Premises” shall mean the interior of the Premises then being occupied by Tenant pursuant to the terms of this Lease up to the interior surfaces of the walls and ceilings of the Premises (or if there is no dropped ceiling, up to the point of the lighting fixtures).
B. Landlord’s Obligations
No later than the Term Commencement Date, Landlord at its own cost and expense (including any architectural and/or engineering costs) shall complete the renovations and construction of the Building in accordance with Exhibit E attached hereto (the “Base Building”). Landlord shall also have the continuing obligations (i) to maintain the Base Building in good repair and condition during the Term (reasonable wear and tear, damages caused by Tenant or anyone under its control, and casualty excepted), and (ii) under Section 28 during the Term of this Lease. During renovations and construction of the Base Building, Tenant shall have the right to inspect same in order to insure conformance with the provisions of Exhibit E.
10.	WORK BY TENANT AND LANDLORD
A. Tenant’s and Landlord’s Work
Landlord shall, at its expense using the Tenant Improvement Allowance (as defined below) and additional funds from Tenant, if necessary, all as hereinafter provided, promptly complete all work and improvements and furnish all labor and materials, which are reasonably necessary for the operation of Tenant’s business in the initial portion of the Premises including, without limitation, the work and improvements set forth on the Final Plans and Specs (as defined below) which is not noted as being done by Tenant (“Landlord’s Work”), all such Landlord’s Work to be in full compliance with the terms of this Section and the other provisions of this Lease. Tenant’s Plans: The plans and specifications for Landlord’s Work shall be prepared by Tenant’s architect working in concert with Tenant’s design team, and subject to the review and approval as provided in this Section 10(A) of Landlord in three phases.
Space Plan: Attached hereto as Exhibit F is Tenant’s initial Space Plan (the “Initial Space Plan”) for the initial portion of the Premises which has been agreed upon by Landlord and Tenant. Tenant’s architect may prepare and submit to Landlord for approval modifications to the Initial Space Plan. Such modifications shall be submitted to Landlord within fifteen (15) days after the execution of this Lease. Landlord will cooperate and respond promptly (which means within ten (10) days of receipt; failing which the modifications shall be deemed approved by Landlord) to give Tenant either its approval or any suggestions for changes to the modifications to the Initial Space Plan and Landlord shall give final approval of any modifications to the Initial Space Plan for this phase to be completed. The date on which Tenant receives Landlord’s final approval for any modifications to the Initial Space Plan is referred to as the “Space Plan Approval Date” (and if Tenant’s architect does not submit any modifications to the Initial Space Plan within such fifteen (15) day period, the Initial Space Plan shall be deemed the Space Plan for all purposes of this Lease and the Space Plan Approval Date shall be the last day of such fifteen (15) day period).
Permit Set: On or before eighty-two (82) days after the Space Plan Approval Date, Tenant’s architect shall prepare and submit to Landlord for approval a set of plans in sufficient detail to allow for application to the City of Lawrence for a building permit for Landlord’s Work (the “Permit Set”). To the extent the Permit Set is in substance consistent with the Space Plan, then Landlord shall not unreasonably delay, condition or withhold its approval of the Permit Set. Any variations in substance between the Permit Set and the Space Plan will be subject to Landlord’s separate review and considered as an alteration to the Space Plan. Landlord will cooperate and respond promptly (which means within ten (10) days of receipt; failing which the Permit Set shall be deemed approved) to give Tenant either its approval or any suggestions for changes to the Permit Set and Landlord shall give final approval of the Permit Set for this phase to be completed. Promptly after approval of the Permit Set, Landlord shall file an application for a building permit for Landlord’s Work.
Final Plans and Specs: Within fifteen (15) days after Landlord applies for said building permit, Tenant’s architect shall prepare and submit to Landlord for approval a set of final plans and specifications for Landlord’s Work (the “Final Plans and Specs”). To the extent the Final Plans and Specs are in substance consistent with the Permit Set, then Landlord shall not unreasonably delay, condition or withhold its approval of the Final Plans and Specs. Any variations in substance between the Final Plans and Specs and Space Plan (as amended by the Permit Set, if applicable) will be subject to Landlord’s separate review and considered as an alteration to the Space Plan. Landlord will cooperate and respond promptly (which means within ten (10) days of receipt; failing which the Final Plans and Specs shall be deemed approved) to give Tenant either its approval or any suggestions for changes to the Final Plans and Specs and Landlord shall give final approval of the Final Plans and Specs for this phase to be completed. Landlord’s Work shall be completed in accordance with the Final Plans and Specs (subject to any changes approved by Tenant).
Notwithstanding the foregoing, Tenant shall be deemed to be in compliance with the terms of this Section 10(A) if the Final Plan and Specs have been submitted to Landlord within one hundred twelve (112) days from the date of execution of this Lease.
Before starting Landlord’s Work, Landlord shall obtain all permits, licenses and other authorizations required under all Applicable Laws (collectively, the “Permits”), all of which shall be maintained in Landlord’s name in full force and effect. Landlord shall begin Landlord’s Work promptly after issuance of the Permits. Once commenced, all Landlord’s Work shall be diligently pursued to completion and shall be performed by Landlord in a good and workmanlike manner using new and first-class materials and supplies, free from defects in design, construction, workmanship and materials, in accordance with all Applicable Laws and the fire insurance rating association having jurisdiction over the Premises. Landlord agrees to (i) promptly review and respond to comments to plans and specifications submitted to Landlord pursuant to the provisions of this Section, and (ii) coordinate with Tenant for Tenant’s access to the Premises. All of Landlord’s Work shall be bid and performed on an open book basis and Landlord shall solicit a minimum of three (3) bids from third party contractors and shall require that its general contractor solicit a minimum of three (3) bids from any subcontractor where the scope of the work to be done by a subcontractor exceeds $100,000. The general contractor may be owned in part or entirely by principals of Landlord. During Landlord’s Work, Tenant may install certain improvements (“Tenant’s Work”) as set forth on Exhibit F-1, which shall be coordinated with Landlord’s contractor. Landlord will not charge any Landlord supervisory or construction management fees on Tenant’s Work including without limitation any fees required to review plans and specifications for Tenant’s Work. For purposes of this Lease, “Tenant Improvements” shall mean Landlord’s Work and Tenant’s Work.
Tenant shall have the right to inspect Landlord’s Work to insure conformance with the Final Plans and Specs and the provisions of this Section 10. Landlord shall not, and shall cause its general contractor to not, modify the Final Plans and Specs without the Tenant’s prior written consent. In the event that Tenant submits a written change order to Landlord (or its general contractor) to change what was agreed to in the Final Plans and Specs, Landlord shall cause its general contractor to promptly provide to Tenant any increases to the Budget (as defined below) which Tenant must agree to in writing. In addition, Landlord shall also cause its general contractor to promptly provide to Tenant any increases in the number of days for Landlord to substantially complete Landlord’s Work for purposes of Sections 3 and 30 and Exhibit I. If Tenant disagrees with the number of days the dates in Sections 3 and 30 and Exhibit I shall be increased, the parties have agreed that Ted Caswell shall issue a final and binding determination of the number of days such dates shall increase (if any). Based on such determination, Tenant can decide to implement such change order or cancel same. Tenant shall also have the right to modify Landlord’s Work to have work done in other parts of the Building Tenant will not be occupying upon the Term Commencement Date.

B. Tenant Improvement Allowance
Landlord agrees that it will provide to Tenant an allowance of $4,300,000 (the “Tenant Improvement Allowance” or “TIA”) which shall be used to pay for Landlord’s Work, in accordance with the Final Plans and Specs. Tenant shall have the right to apply part of the Tenant Improvement Allowance toward the costs of Tenant design, preparation, renovation and construction within the Premises including without limitation to Tenant’s Work and may also apply part of the TIA towards non-building related items such as, but not limited to, permitting, space plans, moving, architectural and engineering, attorneys’ fees and expenses, project management, wiring and cabling, special electrical power distribution, telephone and security systems and the purchase and installation of any furniture, fixtures and equipment to be used for or within the Premises. Prior to commencing the Tenant Improvements, Tenant must approve Landlord’s budget for the Landlord’s Work (the “Budget”) and any changes thereto must be approved by Tenant. After the Rent Commencement Date any unused portion of the TIA shall be credited against future Tenant Improvements required for the occupancy by Tenant of additional portions of the Premises as required by the Lease and may also be used by Tenant to cover up to three (3) months Base Rent which shall be amortized over the remaining initial Term of the Lease. When the TIA is entirely expended for the purposes set forth in this Lease, including Landlord’s Work, Tenant hereby agrees to pay to Landlord all costs and expenses in a timely manner in excess of the TIA for unfunded Tenant Improvements and Landlord’s Work. Tenant further agrees to pay all costs for Tenant Improvements for future portions of the Premises to be occupied by Tenant in accordance with Exhibit B once the TIA is fully expended.
C. Future Improvements.
The parties anticipate using the process contained in this Section 10 for future work required for Tenant to occupy the balance of the Premises as provided on the Take-Down Schedule. The parties agree to cooperate in this regard including developing a schedule for the completion of the applicable build-out by the date Rent commences for such space and Tenant shall have the right to access portions of the Building it is not then occupying in connection with each such build-out. Notwithstanding the foregoing, in the event that Tenant is not reasonably satisfied with the process contained in Section 10 for the initial improvements to the Premises, Tenant is not bound to use the process contained in Section 10(A) for the future work required for Tenant to occupy the balance of the Premises.
11.	ALTERATIONS — ADDITIONS
Except as contemplated by the terms of this Lease and except for non-structural alterations or additions costing less than $75,000 to complete, Tenant shall not make any type of alterations or additions to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably denied, withheld or delayed. Except as otherwise provided herein, any alterations or improvements to be made by Tenant shall be at Tenant’s sole cost and expense and shall become the property of Landlord at the termination of occupancy as provided herein, except that Tenant may remove personal property and trade fixtures in accordance with the terms of Section 21 hereof. No portion of the initial build out or alterations or additions to the Premises shall be removed from the Premises without Landlord’s consent.
12.	ASSIGNMENT — SUBLEASING
So long as the proposed use is not illegal or contrary to law, and so long as there exists no monetary default by Tenant under this Lease beyond applicable cure periods and no fact nor circumstances which, with the giving of notice, the passage of time, or both, would constitute a default by Tenant under this Lease, Tenant may sublease portions of the Premises without Landlord’s consent.
Except as otherwise provided in this Lease, Tenant shall not assign, mortgage, pledge or encumber this Lease, without, on each occasion, obtaining Landlord’s prior written consent thereto which consent shall not be unreasonably withheld, delayed or conditioned provided that (i) there exists no monetary default by Tenant under this Lease beyond applicable cure periods and no fact nor circumstances which, with the giving of notice, the passage of time, or both, would constitute a default by Tenant under this Lease, and (ii) the assignee, on Landlord’s commercially reasonable form, inter alia, assumes and agrees to pay and perform all the obligations of the Tenant under the Lease jointly and severally with Tenant if the proposed assignee does not meet the Net Worth Requirement (as defined below). Subject to the next paragraph, as used herein the term “assign” or “assignment” shall be deemed to include, without limitation: (x) any transfer of the Tenant’s interest in the Lease by operation of law, the merger or consolidation of the Tenant with or into any other firm or corporation; or (y) the transfer or sale of a controlling interest in the Tenant whether by sale of its capital stock or otherwise. Notwithstanding anything to the contrary contained herein, at Landlord’s option, in Landlord’s sole discretion, any assignment in violation of the provisions of this Section shall result in this Lease being binding upon the assignee, jointly and severally, with Tenant. Landlord’s consent shall be deemed granted if not denied in writing by Landlord within seven (7) days after receipt by Landlord of Tenant’s request in writing.
Notwithstanding the foregoing, Landlord’s consent shall not be required for an assignment of the Lease to a Related Assignee as hereinafter defined, provided that the following conditions precedent are satisfied: (a) Tenant is not in monetary default under this Lease nor would be in default but for the giving of notice or the passage of time or both; (b) Tenant has provided Landlord with fifteen (15) business days’ advance written notice of such proposed assignment together with Tenant’s certification and documentation that the assignment is in fact to a Related Assignee; and (c) the Related Assignee meets the Net Worth Requirement as reflected by current financial statements of the Related Assignee in form reasonably acceptable to Landlord and delivered to Landlord with the notice of such proposed assignment. A “Related Assignee” shall be any one of the following parties: (w) a subsidiary, affiliate or division of Tenant; (x) an entity which or into which Tenant may consolidate or merge; (y) an entity that controls, is controlled by or is under common control with Tenant; or (z) any entity that is acquiring all or substantially all of the stock or assets and operations of Tenant as a going concern or a substantial portion of Tenant’s business. “Net Worth Requirement” shall mean that the assets reflected on the most current Balance Sheet exceed the liabilities by at least $100 million.
In the event of the assignment where the Net Worth Requirement has not been met or subletting by the Tenant, Tenant shall remain primarily liable with the new tenant, jointly and severally, for the payment of any and all Base Rent, Additional Rent and other amounts which may become due by the terms of this Lease and for the performance of all covenants, agreements and conditions on the part of Tenant to be performed hereunder. Tenant shall also pay to Landlord, from time to time, fifty percent (50%) of all rent and payments on account of expenses received as a result of the assignment or sublet which exceeds the rent and payments on account of expenses payable hereunder, net of any expenses incurred by Tenant related to such assignment or sublease. No such assignment shall be valid or effective unless (i) it is approved in advance in writing by Landlord where required pursuant to the terms hereof and (ii) the assignee enters into an agreement on Landlord’s form, providing, inter alia (a) as to assignee, that assignee be bound directly to the Landlord and (b) limiting the use of the Premises to the specific use allowed under this Lease. No modification of the terms of this Lease or any course of dealing between Landlord and any assignee or sublessee of the Tenant’s interest herein shall operate to release or impair Tenant’s obligations hereunder.
The consent by Landlord to any assignment, mortgage, pledge or subletting shall not constitute a waiver of the necessity of such consent to any subsequent assignment or subletting. Tenant shall pay all Landlord’s reasonable attorneys’ fees and expenses incurred (in no event to exceed $2,500.00 per request) in connection with each Tenant’s request to assign or sublet under this Lease or Tenant’s request for Landlord to take any other action under this Section, whether or not Landlord withholds or provides its consent hereunder.
13.	SUBORDINATION
This Lease shall be automatically subject and subordinate to any and all mortgages, deeds of trust, and other instruments in the nature of a mortgage now or at any time hereafter a lien on the Building subject to the condition that the holder of any such instrument shall enter into with Tenant a commercially reasonable form of a so-called subordination, non-disturbance and attornment agreement (an “SNDA”) to confirm the subordination of this Lease to mortgages, deeds of trust, or other instruments in the nature thereof and to provide for Tenant’s non-disturbance in the event of the foreclosure or deed in lieu of foreclosure thereof. Upon the execution of this Lease, Landlord shall cause any lender holding a mortgage on the Building to provide its SNDA to Tenant and the execution thereof by such lender shall be a condition of Tenant entering into this Lease. Tenant shall, when requested, promptly (and in any event within ten (10) business days after Landlord’s written request) execute and deliver a commercially reasonable SNDA. Should Tenant fail to execute, acknowledge and deliver a commercially reasonable SNDA in accordance with the terms hereof, then Tenant shall be deemed to be in default under Section 18 of this Lease subject to applicable notice and cure periods. Tenant agrees not to assert any claim against a foreclosing mortgagee for any obligation of Landlord accruing prior to the time such mortgagee took possession of the Building.
Tenant agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any party succeeding to the interest of Landlord upon any foreclosure of any mortgage or deed of trust upon the Building or upon the execution of any deed in lieu of such foreclosure in respect of such mortgage or deed of trust, on the condition that such successor party shall recognize Tenant’s right of possession of the Premises on terms and conditions stated in this Lease.
14.	ACCESS
Tenant shall have access to the Building and Premises, common driveways and walkways, elevators, common lobbies and hallways, parking areas, loading areas, trash enclosures, and any other areas located in or on or servicing the Building twenty-four (24) hours a day, seven (7) days a week during the Term of the Lease. Landlord or its agents or parties acting on Landlord’s behalf may enter the Premises (i) to view the Premises during normal business hours upon reasonable advance communication (written or oral) and in the presence of Tenant or its representatives, except in the event of an emergency, in which case no communication or presence of Tenant or its representatives is required, (ii) to require removal of placards and signs not approved and affixed as herein provided, (iii) to make repairs and alterations pursuant to, as applicable, under this Lease, including, without limitation, to maintain, use, repair, replace, relocate or introduce pipes, ducts, wires, meters and any other fixtures or equipment serving or to serve the Premises or other parts of the Building including, without limitation, common areas and common facilities and premises of other tenant(s), or to maintain or repair any portion of the Building upon reasonable advance communication (written or oral) to Tenant and in the presence of Tenant or its representatives except in the event of an emergency in the Premises or elsewhere, in which case no communication is required to enter the Premises (forcibly, if necessary) to take such measures as may be needed to cope with such emergency, and (iv) to show the Premises to prospective lenders, purchasers or, within twelve (12) months of the expiration hereof, tenants during normal business hours upon reasonable advance communication (written or oral) to Tenant and in the presence of Tenant or its representatives. Tenant shall not change any locks to the Premises without prior written notice to Landlord, and Landlord shall at all times have a duplicate key to the Premises and access codes for any security systems at the Premises. Tenant shall cooperate in connection with the foregoing access and for the purposes described above. To the extent that Landlord exercises rights (other than in an emergency) pursuant to this Section, Landlord shall use commercially reasonable efforts to access the Premises and perform such work pursuant to this Section in a cost-effective and efficient manner to thereby reasonably minimize material and adverse interference with Tenant’s business, with Tenant making reasonable accommodations for such Landlord’s access and work to be performed by Landlord in such manner; provided however, that in all cases, in making such access pursuant to this Section 14, Landlord will not materially and adversely interfere with Tenant’s access to and use of the Premises, will not reduce the area of the Premises, and will not materially and adversely interfere with Tenant’s access to and use of those portions of the Building designated for Tenant’s exclusive use.
15.	INDEMNIFICATION AND LIABILITY
Tenant agrees to exonerate, indemnify, defend, save and hold harmless the Landlord (and any and all persons claiming by, through or under Landlord) from and against all claims, proceedings, defenses thereof, liabilities, costs, and expenses of any kind and nature, including reasonable legal fees, arising from: (i) any breach of this Lease by Tenant or those for whom Tenant is responsible; and (ii) any injury, loss or damage occurring on or emanating from the Premises, including, without limitation, as the result of any act, omission or negligence of the Tenant, or Tenant’s contractors or licensees, or of the agents, servants, employees or business invitees of Tenant, or persons coming into the Premises for the purpose of visiting or dealing with any one or one or more of the foregoing, or arising from any accident, injury or damage occurring outside of the Premises, the parking areas and the approaches thereto, but, in, on or about the Building, which such accident, damage or injury results or is claimed to have resulted from the negligence or misconduct on the part of Tenant or Tenant’s contractors or licensees, or of the agents, servants, employees or business invitees of Tenant, including, without limitation, related to or arising from vehicles and other forms of transportation of Tenant or those acting by, through or under Tenant at the Building or the approaches thereto; provided, however the foregoing shall not apply to Landlord’s (or anyone under its control or for whom it is responsible) negligent acts and omissions. This exoneration, indemnification and hold harmless agreement shall survive the termination of this Lease for matters which arise during the term of this Lease or during any period of continued occupancy of the Premises by Tenant or parties for whom Tenant is responsible (as provided above) after the term of this Lease.
Landlord agrees to exonerate, indemnify, defend, save and hold harmless the Tenant (and any and all persons claiming by, through or under Tenant) from and against all claims, proceedings, defenses thereof, liabilities, costs, and expenses of any kind and nature, including reasonable legal fees, arising from: (i) any breach of this Lease by Landlord or those for whom Landlord is responsible; and (ii) any injury, loss or damage occurring on or emanating from the Premises, as the result of any act, omission or negligence of the Landlord, or Landlord’s contractors or licensees, or of the agents, servants, employees or business invitees of Landlord, or arising from any accident, injury or damage occurring outside of the Premises, but in, on or about the Building including without limitation the parking areas and the approaches thereto; provided, however the foregoing shall not apply to Tenant’s (or anyone under its control or for whom it is responsible) negligent acts and omissions. This exoneration, indemnification and hold harmless agreement shall survive the termination of this Lease for matters which arise during the term of this Lease or during any period of continued occupancy of the Premises by Tenant or parties for whom Tenant is responsible (as provided above) after the term of this Lease.
Landlord and Tenant release each other from any claims and demands of whatever nature for damage, loss or injury to the Building or to the other’s property in, on or about the Premises, and the Building that are caused by or result from risks or perils insured against under any property insurance policies required by the Lease to be maintained. If required by the terms of their respective insurance policy(ies), Landlord and Tenant shall cause their insurers to waive any right of recovery by way of subrogation against either Landlord or Tenant in connection with any property damage covered by any such policies. The foregoing shall not be construed to release or alter Tenant’s and Landlord’s agreements and obligations required by any other Section of this Lease to be performed and/or undertaken by Tenant or Landlord.
16.   INSURANCE.
A. Tenant’s Insurance.
Tenant shall maintain with respect to the Premises and the Building of which the Premises are a part (i) casualty insurance covering all of Tenant’s fixtures, equipment and personal property, in an amount at least equal to the full replacement cost; and (ii) commercial general liability insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations or use of the Premises or the Building, including the performance by Tenant of the indemnities set forth herein, with a combined single limit per occurrence of not less than $3,000,000.00 (or such higher limits as is or may be reasonably required by Landlord based upon inflation, increased liability awards, recommendations of Landlord’s mortgagee or professional insurance advisors and which is consistent with what comparable tenants are paying in the general locale of the Building) and $5,000,000.00 in the aggregate. All insurance required to be maintained by Tenant shall be with responsible companies qualified to do business in Massachusetts and in good standing therein insuring Landlord (and, if requested, Landlord’s lender(s) ) as additional insured, as well as Tenant, against injury to persons or damage to property as provided above. Tenant shall deposit with Landlord certificates for such insurance at or prior to the commencement of the Term, and thereafter no later than thirty (30) days after Landlord’s request for same (not more than once per calendar year). All such insurance certificates shall provide that the insurer will endeavor to mail thirty (30) days’ prior written notice to each insured named therein prior to such policies being canceled or modified in any material respect but its failure to do so shall impose no obligation or liability of any kind or nature upon Tenant, the insurer or their agents or representatives.
B. Landlord’s Insurance.
Landlord agrees to maintain All-Risk Property insurance for the Building (including all fixtures and equipment that Landlord installs for the operation of Building) insuring Landlord against loss or damage from fire and other risks which are customarily contemplated by reasonably prudent owners of similar buildings in the area in which the Building is located and such other insurance the then holders of mortgages which include the Building shall require, in amounts not less than 100% of the replacement cost of the Building, the Building’s fixtures and equipment (excluding footings and foundations). Landlord acknowledges that the Building is located in a so-called Flood Hazard Area and the above insurance shall include coverage for damage caused by floods. Landlord may satisfy such insurance requirements by including the Building in a so-called “blanket”

insurance policy, provided that the amount of coverage allocated to the Building shall fulfill the foregoing requirements.
Landlord shall also maintain with respect to the Building commercial general liability insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Landlord’s operation of the Building, including the performance by Landlord of the indemnities set forth in this Lease, with a combined single limit per occurrence of not less than $3,000,000 (or such higher limits as may be reasonable in the opinion of Landlord’s mortgagee or mortgagees and which is consistent with the general locale of the Building) and $5,000,000 in the aggregate.
All insurance required to be maintained by Landlord shall be with responsible companies qualified to do business in Massachusetts and in good standing therein. Such insurance shall contain a waiver of subrogation clause in favor of Tenant.
17.	FIRE, CASUALTY — EMINENT DOMAIN
A. Casualty
In case following the execution hereof and prior to the expiration of the Term hereof the Premises shall be damaged or destroyed in whole or in part by fire or other casualty, this Lease shall, except as hereinafter provided in this Section, remain in full force and effect and Landlord shall, upon notice of such damage from Tenant and proceeding with reasonable dispatch, repair or rebuild so much of the Premises as have been damaged by fire or the elements to substantially their condition at the time of the Term Commencement Date (subject, however, to zoning laws and building codes then in existence). Landlord shall in all events not be responsible for any delay which may result by reason of adjustment of insurance claims, collection of insurance proceeds, labor troubles, or from any other cause beyond Landlord’s reasonable control, with the understanding and agreement by Tenant that repair or restoration work will not occur prior to receipt of sufficient insurance proceeds, nor sums be expended in excess of net recovered insurance proceeds. Tenant shall concurrently repair or restore so much of the Premises as was constructed by Tenant and shall repair and restore its fixtures and personal property with the understanding and agreement by Landlord that repair or restoration work will not occur prior to receipt of sufficient insurance proceeds, nor sums be expended in excess of net recovered insurance proceeds.
In the event that the provisions of this Section shall become applicable, the Base Rent and Additional Rent for real estate taxes and Operating Expenses shall be abated or reduced proportionately during any period in which, by reason of any such damage or destruction, there is substantial interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending with the substantial completion of such work, repair and/or reconstruction by Landlord.

Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease following: (i) damage or destruction to the Premises to the extent of twenty-five percent (25%) or more of the replacement cost thereof; or (ii) the refusal of the applicable insurance carrier to pay funds sufficient for the cost to repair or replace or the refusal of any applicable mortgagee to release the insurance proceeds for such purposes or the imposition of unsatisfactory conditions by the insurance carrier or the applicable mortgagee. Landlord or Tenant may exercise the right to so terminate this Lease by written notice to the other given by the later of (a) ninety (90) days of the date of the damage, or (b) thirty (30) days after the date the insurer or mortgagee notifies Landlord of its refusal or failure to release sufficient proceeds or imposes unsatisfactory conditions but in no event later than one hundred and twenty (120) days after the date of such damage, whichever is later. Such notice of termination shall be effective on the date thereof. Notwithstanding the foregoing, if the Premises shall have been damaged or destroyed as aforesaid and if the Landlord exercises its right to terminate this Lease in accordance with the foregoing provisions of this Section 17A as a result of an insufficiency of insurance proceeds, then the Tenant shall have the right at its election to nullify the Landlord’s termination thereof by paying to the Landlord, within fifteen (15) days after the date of the Landlord’s termination notice, the amount of the insufficiency, as reasonably determined and estimated by the Landlord, of any net insurance proceeds available to the Landlord to cover the cost to restore and repair the Premises.
If the Premises are damaged by fire or other casualty and are not substantially repaired or restored to the condition existing on the date of such damage within one hundred eighty (180) days following the date of such fire or other casualty as provided herein, Tenant may thereafter terminate this Lease upon thirty (30) days prior written notice to Landlord unless such repair or restoration is completed within such thirty day period.
B. Eminent Domain
If, during the Term, the Premises or any part thereof, or the whole or any substantial part of the Building, shall be taken, or if a conveyance shall be made in anticipation thereof, for any street or other public use, by action of the municipal, state, federal or other authorities, or shall receive any substantial direct or consequential damage for which Landlord shall be entitled to compensation by reason of anything lawfully done in pursuance of any public authority (referred to herein as a “Taking”), then this Lease and the Term hereof shall terminate at the election of Landlord and such election may be made in case of any such taking notwithstanding the entire interest of Landlord may have been divested by such taking; and if Landlord does not so elect, then in case of any such taking or destruction of, or damage to, the Premises, rendering the same or any part thereof unfit for use and occupation, a just proportion of the Base Rent and Additional Rent for real estate taxes and Operating Expenses hereinbefore reserved according to the nature and extent of the injury sustained by the Premises, shall be suspended or abated until the Premises or, in case of such taking, what may remain thereof, shall have been put in proper condition for use and occupation. To the extent that the Premises, upon having been put in proper condition for use and occupation are smaller, the Base Rent hereinbefore reserved and Tenant’s Pro-Rata Share shall be adjusted for the balance of the lease term in the same proportion which the reduction in space bears to the original RSF of the Premises.
In the event of a Taking where Tenant’s use and enjoyment of twenty-five percent (25%) or more of the Premises has been impacted, Tenant may terminate this Lease upon written notice to Landlord within sixty (60) days of such Taking.
If this Lease is not terminated as provided in this Section and to the extent proceeds are made available to Landlord, Landlord shall use commercially reasonable efforts to apply, so much of the available proceeds of the eminent domain award as are required to restore the Premises to a condition, to the extent practical, substantially the same as that existing on the date of such taking, but subject to zoning laws and building codes then in existence. If the available proceeds of the eminent domain award are insufficient in Landlord’s opinion for that purpose, there shall be no obligation by Landlord to expend funds in excess of said proceeds allocated to the Premises. Tenant shall have the right to terminate this Lease by notice to Landlord after the Landlord does not restore the Premises to the condition required above within one hundred and twenty (120) days of such taking. The term “available proceeds” shall mean the amount of the award paid to the Landlord and available to the repair of the Premises, less cost of obtaining the same (including, without limitation, reasonable attorneys’ fees and appraisal fees) and less the amount thereof required to be paid to a mortgagee and less any amounts as determined by Landlord in Landlord’s reasonable discretion to other portions of the Building other than the Premises.
Landlord reserves, for itself, all rights to compensation for damage to the Premises or any part thereof, or the leasehold hereby created, heretofore accrued or hereafter to accrue, by reason of any taking for public use of said Premises or any portion thereof, or right appurtenant thereto, or privilege or easement in, through, under or over the same, and by way of confirmation of the foregoing Tenant hereby assigns all rights to such damages heretofore accrued or hereafter accruing during the term to Landlord; provided, however, nothing herein contained shall limit Tenant’s right to any separate award for the taking of personal property, moving and relocation awards, expenses, or other items including the loss of business goodwill so long as the payment of which shall not reduce the award payable to, as applicable, Landlord.
18.	DEFAULT AND REMEDIES
A. In the event that any of the following occur (each a “default” hereunder):
1. Tenant shall fail to timely pay any installment of Rent, Additional Rent or other sum herein specified to be due to Landlord from Tenant under this Lease which is not disputed in good faith by Tenant or subject to setoff pursuant to the terms hereof and such failure shall continue for (aa) ten (10) days after written notice of such failure to timely pay for the first failure in any twelve month period and (bb) ten (10) days after such payment is due (without the necessity of Landlord sending notice) for the second and any subsequent Tenant’s failure during any twelve month period to timely pay any installment of Rent, Additional Rent or other sum herein specified to be due to Landlord from Tenant; or
2. Tenant shall fail to observe or perform any of Tenant’s covenants, agreements, or obligations hereunder other than a failure as set forth in Sections 18.A.1. above and 18.A.3. below, and such failure shall not be corrected within thirty (30) days after written notice (“Non-Monetary Breach Notice”) thereof which specifically sets forth the covenant, agreement or obligation Tenant has failed to observe or perform or such additional time as is required to effect cure provided Tenant has then commenced and thereafter reasonably diligently pursues cure; or
3. Tenant shall file a petition under any bankruptcy or insolvency or similar law, or if Tenant shall be declared bankrupt or insolvent according to law, or if any assignment shall be made of Tenant’s property for the benefit of creditors.
B. Following a default by Tenant, Landlord shall have the right thereafter to re-enter and take complete possession of the Premises, to declare the Term of this Lease ended, and/or to remove Tenant’s effects, without prejudice to any rights or remedies hereunder, including, without limitation, which Tenant effects might be otherwise used for arrears of rent, other amounts due hereunder or in relation to other default(s) or otherwise as provided in Section 21 of this Agreement and/or to exercise such other rights and remedies as may be available at law or in equity. If Tenant shall default under this Lease (after applicable notice and cure periods), Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant. If Landlord makes any expenditures or incurs any obligation for the payment of money in connection with this Lease and/or default by Tenant under this Lease, including but not limited to, reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceedings applicable to this Lease, including, without limitation, Tenant’s default hereunder or Tenant’s use of the Premises, such sums paid or obligations incurred, with interest at the Default Rate shall be paid to Landlord by Tenant as Additional Rent upon demand. Tenant shall pay all Landlord’s costs, including reasonable attorneys’ fees, in enforcing and/or defending Landlord’s rights hereunder, and in collecting undisputed amounts due hereunder so long as Landlord prevails in such action.
In the event of a default by Tenant resulting in Landlord’s termination of this Lease, Tenant shall immediately owe and pay to Landlord upon written demand the following as liquidated damages being a reasonable forecast of Landlord’s damages expected to occur following Tenant’s default: (i) the total of all amounts then due from Tenant under this Lease; (ii) the total of Base Rent and Landlord’s reasonable estimate of any other charges which may become due under this Lease through the date of Tenant’s Termination Option (as defined below) (plus the Base Rent which would be due upon the exercise by Tenant of the Termination Option), plus interest at the Default Rate through the date of payment of those amounts and costs of collection thereof; and (iii) the total of the following amounts (“Reimbursement Payment”): (aa) the amount that results from multiplying (x) all Landlord’s costs and expenses associated with the negotiation and execution of the Lease, including, without limitation, the brokerage commission and

Landlord’s reasonable attorneys’ fees and expenses, by (y) a fraction, the numerator of which is the number of remaining months of what would have been the Term except for the earlier termination (“Default Numerator”) and the denominator of which is 132; plus (bb) the amount that results from multiplying the amounts (collectively, “Landlord’s Payments”) Landlord paid from the TIA by a fraction, the numerator of which is the Default Numerator and the denominator of which is 132. Any rent Landlord collects for the Premises for the balance of what would have been the Term but for the early termination after first deducting all leasing costs, brokerage commissions, improvement costs, reasonable legal fees and expenses, and other costs incurred by Landlord in connection with the replacement lease shall be credited against amounts due by Tenant hereunder, or, if applicable, remitted to Tenant, if, as and when received by Landlord. Landlord at Landlord’s option may make such alterations, repairs, replacements and decorations at the Premises as Landlord in Landlord’s reasonable judgment considers advisable and necessary for the purpose of re-letting the Premises, and the making of such alterations or decorations shall not operate or be construed to release Tenant from liability hereunder. Landlord shall in no event be liable in any way for the failure or refusal to re-let the Premises or any parts thereof, nor shall such failure or refusal of Landlord to re-let the Premises release or affect Tenant’s liability for damages, and further, if the Premises are re-let, Landlord shall in no event be liable in any way for the failure to collect the rents due under such re-letting, provided that Landlord acts in good faith. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to mitigate its damages hereunder.
19.	SECURITY DEPOSIT
     (a) Within fifteen (15) days after the execution and delivery of this Lease, Tenant shall deliver to Landlord [**] Dollars ($[**]) (the “Security Deposit”). The Security Deposit shall be in the form of cash.
     (b) The Security Deposit as provided in this Section 19 is security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease or would be in default but for the passage of time or the giving of notice or both that is interrupted, stayed, barred or tolled by applicable law or legal proceeding, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for payment of any Rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to any damage or deficiency accrued before or after summary proceedings or other re-entry by Landlord, including the costs of such proceeding or re-entry and further including, without limitation, reasonable attorney’s fees. It is agreed that Landlord shall always have the right to apply the Security Deposit, or any part thereof, as aforesaid, without notice (except for the notice and cure periods provided in Section 18 hereof) and without prejudice to any other remedy or remedies which Landlord may have, or Landlord may pursue any other such remedy or remedies in lieu of applying the Security Deposit or any part thereof. The

Security Deposit shall be deposited in a separate account and Landlord shall accrue the interest thereon for the benefit of Tenant and credit same to Tenant at the commencement of each calendar year. Upon the commencement of the fifth (5th) Lease Year, and in the event that Tenant is not then in default under the terms and provisions of this Lease beyond any applicable cure period and has not been in default under this Lease which default remained uncured for more than thirty (30) days, Landlord shall reimburse fifty percent (50%) of the Security Deposit to Tenant. If Landlord shall apply the Security Deposit in whole or in part, Tenant shall upon demand pay to Landlord the amount so applied to restore the Security Deposit to its original amount (as adjusted pursuant to the preceding sentence). Within thirty (30) days after the end of the Lease and delivery of the Premises in accordance with the terms hereof, Landlord shall return the Security Deposit (or whatever amount remains after Landlord exercises its other rights hereunder) to Tenant. In the event of a sale or other transfer of the Building of which the Premises are a part, Landlord shall transfer the Security Deposit then remaining to the purchaser or transferee and Landlord shall thereupon be released from all liability for the return of such Security Deposit to Tenant; and Tenant agrees to look solely to the new landlord for the return of the Security Deposit then remaining. The holder of any mortgage upon the Building of which the Premises are a part shall never be responsible to Tenant for the Security Deposit or its application or return unless the Security Deposit shall actually have been received in hand by such holder. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. This Section shall survive the termination of the Lease.
20.	NOTICE
Any notice from Landlord to Tenant relating to the Premises or to the occupancy thereof or otherwise relating to this Lease, shall be deemed duly served if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by recognized overnight delivery service addressed to Tenant at the address first set forth above prior to the Term Commencement Date and to the Premises after the Term Commencement Date to the attention of Robert S. Brown, Chief Financial Officer and Winifred L. Swan, Esquire, Senior Vice President and General Counsel, and Landlord will send a copy of such notices sent to Tenant pursuant to Section 18 (“Section 18 Tenant Notices”) to Russell N. Stein, Esquire, Ruberto, Israel & Weiner, P.C., 255 State Street, 7th Floor, Boston, MA 02109, (“Tenant’s Counsel”); provided however, failure to send Section 18 Notices to Tenant’s Counsel shall not affect in any manner the effectiveness and binding nature of Section 18 Tenant Notices. Any notice from Tenant to Landlord relating to the Premises or to the occupancy thereof or otherwise relating to this Lease, shall be deemed duly served if mailed to Landlord by registered or certified mail, return receipt requested, postage prepaid, or sent by recognized overnight delivery service addressed to Landlord at the address first set forth above or at such address as Landlord may from time to time advise in writing, and Tenant will send a copy of such notices sent to Landlord pursuant to Section 18 (“Section 18 Landlord Notices”) to Alan G. Lampert, Esq., Lampert, Hausler & Rodman, P.C., 10 North Road, Chelmsford, MA 01824 (“Landlord’s

Counsel”); provided however, failure to send Section 18 Landlord Notices to Landlord’s Counsel shall not affect in any manner the effectiveness and binding nature of the Section 18 Landlord Notices. All rent shall be paid to Landlord and notices and rent shall be sent to Landlord at the address for Landlord in the first paragraph of this Lease until notice is sent to Tenant to the contrary. Landlord or Tenant may from time to time by written notice delivered to the other designate an alternate address for the delivery of notices.
21.	EXPIRATION AND SURRENDER
Tenant shall at the expiration or other termination of this Lease surrender and yield up the Premises and remove all Tenant’s goods and effects from the Premises (including, without hereby limiting the generality of the foregoing, all personal property and trade fixtures and all signs and lettering affixed or painted by Tenant, either inside or outside the Premises which Tenant elects, in its sole discretion to remove) and shall not be responsible to repair any damage to the Premises caused by such removal, unless such damage is caused by the willful misconduct of Tenant or its agents. Tenant shall deliver to Landlord the Premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Premises, all of which shall be in good condition, reasonable wear and damage by fire or other casualty only excepted. In the event of Tenant’s failure to remove any of Tenant’s property from the Premises promptly upon expiration or termination of the Lease (but not including those improvements and/or fixtures which in Tenant’s sole discretion it elects to leave at the Premises), Landlord is hereby authorized, without liability to Landlord for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant’s expense, or to retain same under Landlord’s control or to sell at public or private sale, without notice, any or all of the property not so removed by Tenant and to apply the net proceeds of such sale to the payment of any sum due thereunder, or to discard or destroy such property, without liability or accounting to Tenant.
22.	BROKERAGE
Landlord and Tenant each represent to the other that the only broker involved in this Lease or the transaction contemplated hereby is FHO Partners and Landlord and Tenant each agree to indemnify the other from and against all loss, cost and expense arising out of a breach of the foregoing representation. Landlord agrees to compensate F.H.O. Partners in accordance with a separate agreement between them.
23.	LANDLORD LIABILITY AND DEFAULT
The obligations of the Landlord hereunder shall be binding upon Landlord and each succeeding owner of the Landlord’s interest hereunder only during the respective period that each succeeding owner owns the Building and Landlord and each succeeding owner shall have no liability whatsoever for obligations which accrue prior to or after its respective period of ownership (on the express condition that in connection with any transfer of the interest of Landlord under this Lease, the transferor Landlord shall transfer to its successor the Security Deposit and any amounts of rent or additional rent pre-paid by Tenant, and such successor to Landlord shall acknowledge in writing for the benefit of Tenant receipt of the transfer of such amounts). Except as otherwise provided herein, recourse against Landlord under or on account of this Lease shall be limited to the Landlord’s interest in the Building; in no event may Tenant or any other party seek or obtain recourse to or from the assets of any manager, member, beneficiary or partner of Landlord or any employee, officer, director, shareholder, member or beneficiary of Landlord, its manager, managing agent or their respective successors and assigns. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable to Tenant or any other party for indirect or consequential damages.
Subject to the terms of Section 42 of this Lease, Landlord shall not be deemed in default hereunder unless and until Landlord receives written notice of default and such default continues without cure for thirty (30) days or such additional time as is required to effect cure provided Landlord has then commenced and thereafter reasonably diligently pursues cure. Tenant shall have the right to setoff against Base Rent and Additional Rent damages, costs and expenses (including without limitation reasonable attorneys’ fees) it may incur as a result of a default hereunder by Landlord. In addition, in the event of a material default of the terms of this Lease which Landlord is not diligently attempting to cure (pursuant to the applicable notice and cure periods set forth above), Tenant shall have the right to terminate this Lease upon written notice to Landlord before such default has been cured without fees, penalties or recourse by Landlord.
24.	TENANT REQUEST FOR REVIEW, APPROVAL OR OTHER ACTION
If Tenant requests Landlord’s approval or any other action by Landlord hereunder (except for (i) any matters related to the approval of plans for Landlord’s Work or Tenant’s Work or the additional work required for Tenant to occupy the remainder of the Premises pursuant to the terms hereof, (ii) any matters related to building permits or other governmental approvals needed for Landlord’s Work or Tenant’s Work or the additional work required for Tenant to occupy the remainder of the Premises pursuant to the terms hereof, and (iii) a request for a Landlord required action under Section 9.B. or Section 28), including, without limitation, consent to an assignment or sublease, or any other document is requested or any issue arises which in the reasonable opinion of Landlord requires review by Landlord’s counsel, Tenant shall pay Landlord’s reasonable attorneys’ fees (not to exceed $2,500 per request without Tenant’s prior written consent).
25.	ENVIRONMENTAL HAZARDS
As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under applicable laws pertaining to the protection of the environment or governing the use, release, storage, generation or disposal of Hazardous Materials, whether now existing or hereafter enacted or promulgated (“Hazardous Materials Laws”). Tenant shall not cause or permit any

Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Premises, or any other portion of the Building in violation of any Hazardous Materials Laws nor exacerbate any existing condition at the Premises or other portions of the Building that causes such condition to no longer comply with Hazardous Materials Laws. Tenant shall exonerate, indemnify, defend and hold Landlord harmless from and against any and all actions (costs, claims, damages, including, without limitation, punitive damages), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment), liabilities or losses arising from a breach of this prohibition by Tenant or those acting on Tenant’s behalf or those acting by, through or under Tenant. This Section shall survive the expiration on earlier termination of this Lease.
Landlord hereby represents that (i) there are no Hazardous Materials on, in, under or about the Building or the Premises on the date hereof nor shall Landlord or anyone acting under its control cause or allow any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Premises, or any other portion of the Building, (ii) there shall be no odor or creosote smell resulting from the age and/or condition of the Building or surrounding areas under Landlord’s control during the Term, (iii) the Building and Premises are in full compliance with all Hazardous Materials Laws on the date hereof, and (iv) Landlord has provided Tenant all environmental information and reports pertaining to the Building, site and all other Riverwalk properties owned by the Landlord and has removed from the site the materials identified in the letter dated May 5, 2011 from GZA Geoenvironmental, Inc. Landlord shall exonerate, indemnify, defend and hold Tenant harmless from and against any and all actions (costs, claims, damages, including, without limitation, punitive damages), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment), liabilities or losses arising from a breach of the foregoing representation by Landlord or those acting on Landlord’s behalf or those acting by, through or under Landlord. This Section shall survive the expiration on earlier termination of this Lease.
26.	SIGNAGE
Landlord, at Landlord’s expense, shall provide to Tenant commercially reasonable signage in the Building lobby, on all monuments and at the main entrance to the Premises. Tenant, at its sole cost and expense, shall have the exclusive right to install signage on the exterior of the Building, subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned and subject to the City of Lawrence signage regulations. Landlord acknowledges and agrees that Tenant will require that signage be affixed to the exterior of the Building facing Merrimack Street and also facing I-495.

27.	HOLDOVER
If, without Landlord’s prior written consent, Tenant retains possession of the Premises or any part thereof after the termination of this Lease (which, as used herein, shall mean termination by lapse of time or otherwise) such holding over shall not create any tenancy, with Tenant being only an unauthorized licensee, and Tenant shall pay Landlord the Base Rent and Additional Rent, at one hundred fifty percent (150%) of the sum of the Base Rent and Additional Rent payable for the month immediately preceding said holding over, computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Tenant remains in possession, and in addition thereto, Tenant shall pay Landlord all direct damages sustained by reason of Tenant’s retention of possession. Tenant acknowledges that the foregoing determination of holdover rent is not a penalty, but a fair estimation now available binding upon Tenant of the rental value during the holdover period.
28.	CAPITAL, STRUCTURAL AND MECHANICAL ELEMENTS, WARRANTY
Landlord warrants that the foundation, roof, exterior walls and all structural elements of the Building shall be delivered in good working order upon the Term Commencement Date and have a useful life of at least the length of the initial Lease Term. All Building HVAC, elevators, mechanical, electrical, lighting, plumbing, life safety systems and utility lines serving the Premises shall be delivered in good working order and have a useful life of at least the length of the initial Lease Term. Should any of these capital items need repair or replacement during the Lease Term, Landlord, at its sole cost and expense, shall be responsible for such repair or replacement and no such cost will be passed on to Tenant. Landlord warrants the materials and workmanship used in the Tenant Improvements made by or on behalf of Landlord for one (1) year from the Term Commencement Date (except for latent defects which Landlord agrees that it shall be responsible to repair during the Term) and Landlord, at is sole cost and expense, shall be responsible for the repair or replacement of the foregoing and no such cost will be passed on to Tenant.
29.	CODE COMPLIANCE AND LIFE SAFETY
Upon the Term Commencement Date and throughout the Lease Term, Landlord, at its sole cost and expense, shall be responsible for placing and keeping the Building, the Premises and all Building systems (including, but not limited to fire, life safety, security, elevators, etc.) in compliance with all governmental regulations, codes, rules or laws.
30.	DELAY IN TENANT ACCESS DATE & APRIL 1, 2012
In the event Landlord shall not substantially complete the Tenant Improvements on or before the Tenant Access Date (as defined herein) such that Tenant cannot perform the work contemplated by Section 43 below, and such delay is not as a result of riot, strike, inability to procure materials or Tenant delay, but is a result solely of Landlord delay, Tenant shall be entitled to two (2) days credit of Base Rent for each said day of delay.
If Landlord does not substantially complete the Tenant Improvements on or before April 1, 2012 such that Tenant cannot perform the work contemplated by Section 43 below, Tenant shall (i) have the right to terminate the Lease, without fees, penalties or recourse by Landlord, for a period of fifteen (15) days from such date upon written notice to Landlord which written notice must be given before such breach is cured, or (ii) require Landlord to reimburse Tenant for all holdover rent or other charges paid by Tenant pursuant to its current lease and pay for all reasonable attorneys’ fees incurred by Tenant.
Tenant acknowledges that a Certificate of Occupancy will not be required for Landlord to meet the requirements of this section.
31.	CONSTRUCTION FUNDS
Landlord agrees to provide to Tenant such documents as Tenant may reasonably require to show that Landlord has commitments for funds to be used to pay for the Landlord’s construction obligations as set forth in this Lease, including, but not limited to, the Base Building, Tenant Improvements (including the TIA) and brokerage fees (“Landlord’s Obligations”). Landlord shall obtain Tenant’s prior written consent before drawing on its financing facilities to the extent such amounts will reduce the TIA available to Tenant. In addition, Salvatore N. Lupoli shall guaranty the Landlord’s Obligations pursuant to the Guaranty attached hereto as Exhibit G.
32.	LOADING
During the Lease Term or any Renewal Term, Tenant shall have exclusive access to one (1) tailboard loading dock at no cost or expense to Tenant. When Tenant is not the only tenant in the Building, Tenant shall have shared access to said loading dock in accordance with the plan attached hereto as Exhibit H.
33.	PURCHASE OPTION
In the event that Landlord elects to sell the Building as a single asset (i.e. not as a part of a larger portfolio sale of buildings or assets), Tenant shall have a one-time right of first offer to purchase the Building before Landlord proceeds to offer the Building to a broader marketplace of prospective purchasers.
The purchase price will reflect fair market value. In the event Tenant and Landlord cannot agree on a purchase price after negotiating in good faith for a period not longer than 60 days, Landlord shall be free to sell the Building to a third party and have no obligation to reoffer the Building to Tenant so long as Landlord sells the Building within nine (9) months of the date of Tenant’s initial offer to Landlord and the price that Landlord sells the Building for is not less than 100% of the last amount offered by Tenant to purchase the Building. In the event the Landlord wishes to sell the Building to a third party for less than 100% of the last amount offered by Tenant or does not close on a sale within said nine (9) month period, it shall first reoffer the Building for purchase to Tenant at said amount.
The above right of first offer shall also be applicable in the event of a foreclosure of mortgage or any deed in lieu of a foreclosure.
34.	RENEWAL OPTION
Landlord hereby grants to Tenant two (2), five (5) year options to extend this Lease (each a “Renewal Term”). Tenant must exercise each option to extend not later than twelve (12) months prior to the expiration of the initial term or extended term hereof by notice in writing to Landlord.
All terms and provisions of this Lease shall be applicable to each extended term except Base Rent which shall be ninety-five percent (95%) of fair market value (“FMV” or “Fair Market Value”) on the date such extension shall begin. For purposes hereof, the “FMV” or “Fair Market Value” of the Premises shall mean the fair rental value thereof that would be agreed upon between a landlord and a tenant executing a lease with respect to comparable space in a comparable building located in Lawrence, Massachusetts for a comparable term, with comparable concessions and other incentives being offered in the market at the time and upon all of the other business terms of this Lease assuming the following:
(i)	the landlord and tenant are well informed and well advised and each is acting in what it considers to be its own best interests;
(ii)	the rental value shall reflect the condition of the Premises and all residual value of any improvements to the Premises; and
(iii)	the transaction takes into consideration the Additional Rent to be paid by the Tenant and all applicable brokerage commissions.
Landlord shall provide Tenant with its determination of FMV within sixty (60) days after the date that Tenant exercises a Renewal Term. In the event that Tenant disputes the amount claimed by Landlord as Fair Market Value pursuant to this Section 34 and such dispute cannot be resolved by mutual agreement, Tenant shall have the right to submit the dispute to the appraisal process hereinafter set forth. The amount of Fair Market Value determined pursuant to such appraisal process shall be final and binding between the parties. The appraisal process shall be conducted as follows:
     (a) Tenant shall make demand for appraisal in writing within thirty (30) business days after service of Landlord’s determination of Fair Market Value given under this Section 34 specifying therein the name and address of the person to act as the appraiser on Tenant’s behalf. The appraiser shall be a real estate appraiser with at least ten years’ experience in the field and a qualified member of the American Institute of Real Estate Appraisers, or any successor of such Institute (or if such organization or successor shall not longer be in existence, a recognized national association or institute of land appraisers) familiar with the fair market rent of comparable space to the Premises in Lawrence, Massachusetts. Failure on the part of Tenant to make a timely and proper demand for such appraisal shall constitute a waiver of the right thereto. Within ten (10) business days after the service of the demand for appraisal, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as appraiser on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its appraiser within or by the time above specified, Landlord’s failure to do so shall constitute a waiver of the right thereto and Tenant’s appraiser shall determine the Fair Market Value.
     (b) In the event that two appraisers are chosen pursuant to paragraph (a) above, the appraisers so chosen shall meet within ten (10) business days after the second appraiser is appointed and, if within ten (10) business days after such first meeting the two appraisers shall be unable to agree upon a determination of Fair Market Value, they shall appoint a third appraiser, who shall be a competent and impartial person with the same minimum qualifications and experience as is required of the first two appraisers. The three appraisers shall decide the dispute, if it has not previously been resolved, by following the procedure set forth below:
Where the issue cannot be resolved by agreement of the two appraisers selected by Landlord and Tenant or settlement between the parties during the course of the appraisal process, the issue shall be resolved by the three appraisers in accordance with the following procedure. Within twenty (20) days after the third appraiser has been selected, each appraiser shall state in writing such appraiser’s determination of the Fair Market Value, supported by the reasons therefore, with counterpart copies to each party. The appraisers shall arrange for a simultaneous exchange of such proposed determinations. The Fair Market Value shall be the average of the three appraisals.
     (c) All such determinations of Fair Market Value shall be final and binding upon the parties. Landlord and Tenant shall each pay for the fees and disbursements of any appraiser appointed by it and shall share equally in the fees and expenses of any third appraiser.
In the event that Tenant exercises its option for the first Renewal Term, Landlord shall have the right, within thirty (30) days after the date of Tenant’s renewal election notice, to have the Premises and the Building remeasured by its architect based on the then current BOMA standards. Landlord shall provide Tenant with its calculation of RSF for the Premises and Building for the entire Renewal Term on or before the expiration of such thirty (30) day period (failing which, the existing RSF for the Premises and Building shall remain in place for the Renewal Term). If Tenant reasonably determines that such new measurement is in excess of the actual RSF, it shall have thirty (30) days after its receipt of same to revoke its election to exercise the first Renewal Term (and if Tenant fails to give such notice, the new measurements shall govern for the Renewal Term).

To the extent that Tenant exercises a Renewal Term, the definition of Term in this Lease shall include such Renewal Term.
35.	RIGHT OF FIRST OFFER — 320 RIVERWALK
Tenant shall have an on-going Right of First Offer on the land and potential future development of the site with frontage on the Merrimack River, known as 320 Riverwalk (“320 Riverwalk”). Prior to submitting a lease proposal to a third party who has expressed bona fide and good faith interest in 320 Riverwalk, Landlord shall first offer 320 Riverwalk to Tenant. Such offer shall be in writing, specifying the commencement date, lease term, Landlord’s proposal for the prevailing fair market rental rate, the square footage of the space and its location, allowances, concessions, extension and renewal rights and all other material terms and conditions which are proposed to apply to the space. Tenant shall notify the Landlord in writing within thirty (30) days if Tenant elects to lease the space on the terms of the offer as presented. If Tenant does not accept the terms or respond in the appropriate time period, then Landlord shall be free and clear to lease to the third party subject to the terms of this Section 35.
If after negotiations with such third party, Landlord desires to lease such space on economic terms more favorable, or that are less than 100% of the net economic terms offered to Tenant, then Landlord will notify Tenant, which notice shall include all material terms and conditions of Landlord’s proposed lease to such third party, and Tenant will notify Landlord within five (5) business days of Landlord’s notice if Tenant wishes to lease such space from Landlord on the terms and conditions so specified. If Tenant fails to notify Landlord within said five (5) business day period that Tenant intends to lease such space, then Landlord shall be entitled to lease the space to such third party on the terms and conditions set forth in Landlord’s notice to Tenant. If Landlord does not enter a fully executed lease for the space with the third party within ninety (90) days after Landlord’s original offer or second and amended offer to Tenant, as the case may be, then Tenant’s Right of First Offer as set forth in this paragraph shall be reinstated.
36.	[**]
Tenant will have an on-going Right of First Refusal on the remaining 15,000 RSF (the “Space”) at the [**] and to be located [**]. Prior to submitting or accepting a letter of intent to or from a third party or third parties reflecting terms and conditions that the Landlord is willing to accept for part or all of the Space, Landlord will offer, in writing, part or all of the Space (as the case may be based on such letter of intent) to Tenant under those same terms and conditions. Tenant shall notify the Landlord in writing within ten (10) business days if Tenant elects to lease the Space on the terms of the offer as presented. If Tenant does not accept the terms or respond in the appropriate time period, then Landlord shall be free and clear to lease to third parties on terms no more favorable as provided to Tenant (otherwise, Landlord must again offer such new terms to Tenant as provided in this Section 36.). If Landlord does not enter into a fully executed lease for the Space with the third party within ninety (90) days after Landlord’s offer to Tenant (as amended with more favorable terms, if applicable), then Tenant’s rights in this Section 36 shall be reinstated.
37.	FITNESS/CONFERENCE CENTER
Upon the Term Commencement Date, Tenant will have full access to an on-site fitness center during the hours of not less than 5:00 a.m. until 8:00 p.m. Monday through Friday and to be located within the Riverwalk complex. The fitness center will be approximately 2500 square feet with flat screen TV’s, cardio machines, resistance training machines, free weights and full men’s and women’s locker rooms with showers. Employees of Tenant will pay a reduced fee for use of the fitness center which will be further defined in this Lease or by separate agreement between Landlord and Tenant. The Tenant will also have the ability to use the conference center located at 354 Merrimack Street. The scheduling and cost for the use of the conference center will be arranged by Tenant with the company managing the conference center; provided that Landlord shall not charge (or allow such company managing the conference center to charge) Tenant more than other tenants in the Riverwalk complex are charged for such conference center.
38.	FOOD SERVICE
Upon the Term Commencement Date and through the entire Term, the Riverwalk complex will have two primary food service options: 1) 354 Merrimack Street currently has Salvatore’s Restaurant and 2) within the Riverwalk complex will have additional food service offering breakfast and lunch. Landlord will be required to maintain comparable food service within both buildings or within the Riverwalk complex throughout the Lease Term and any Renewal Options. It is understood that the food service will offer hot and cold meals and be open, at a minimum, for breakfast and lunch during Normal Business Hours, Monday through Friday. Final details and specifications on the scope of the food service will be mutually agreed upon between Landlord and Tenant. Landlord shall cause Salvatore’s Restaurant to provide a 10% discount to (i) Tenant’s employees with proper NxStage Medical, Inc. identification during Normal Business Hours, and (ii) the Tenant for all catering provided to Tenant by Salvatore’s Restaurant. Such discount shall exclude alcoholic beverages.
39.  CONSTRUCTION AND PLANS & SPECS.
Landlord and Tenant have agreed in Section 10(A) on a mutually satisfactory schedule for all Tenant plans necessary in order to allow Landlord sufficient time to put the plans out for bid, leaving time for value engineering or re-pricing and further allowing Landlord reasonable time to meet the Tenant Access Date and Term Commencement Date.
Landlord and Tenant have agreed upon a Construction Schedule with dates for completion of critical preparation and construction and such Construction Schedule is set forth on Exhibit I and shall be binding upon the parties hereto. In the event that Landlord does not meet a date set forth on Exhibit I which failure is not caused by Tenant

(including Tenant’s architect not meeting the dates set forth in Section 10) and which is not cured within sixty (60) days after written notice from Tenant (for the first breach and thirty (30) days thereafter), Tenant shall have the right to terminate this Lease upon written notice to Landlord given before such breach is cured without fees, penalties or recourse by Landlord.
40.	PARKING
All parking spaces are provided to Tenant under this Lease as a part of the common area of the Building and there is no rent is due from Tenant to Landlord for the use of parking spaces. Exhibit J contains a parking plan for purposes of this Lease.
Landlord shall designate ten (10) reserved and eleven (11) visitor parking spaces for exclusive use by Tenant in the front of the Building shown as 21 spaces on Exhibit J.
In addition, the parking field adjacent to the Building showing 270 spaces on Exhibit J shall be available for Tenant’s exclusive use for parking. Landlord and Tenant shall agree upon marking and signage designating the 291 spaces as exclusive to Tenant’s use. In the event that Tenant determines that its employees, customers or other invitees are having difficulty with parking in the open parking fields, it shall notify Landlord and Landlord shall promptly take such steps as are required to remedy the problem including without limitation, providing a security guard, erecting barriers limiting access points to the parking area or engaging the services of a qualified traffic and parking field engineer to make recommendations for alleviating any parking issues. Landlord agrees that it will review the recommendation of said engineer with Tenant and Landlord shall immediately take appropriate action to alleviate the parking issues for Tenant’s employees, customers or other invitees and comply with its obligations under this Section 40 to provide the parking spaces as set forth on Exhibit J for Tenant’s exclusive use.
Landlord shall provide an additional 100 exclusive use parking spaces for Tenant upon the first take-down of additional Premises and 109 exclusive use parking spaces upon Tenant’s second take-down of additional Premises in a location contiguous with the spaces described above and which is depicted on Exhibit J.
Landlord agrees that the width of each parking space it is obligated to provide hereunder (measured from the center of the line) shall be at least 9 feet 4 inches in width and 18 feet in length.
After the Term Commencement Date, Landlord shall not undertake any construction at the Riverwalk complex which causes Tenant to lose or need to relocate any parking spaces as specifically provided on Exhibit J without the mutual agreement of the parties hereto acting reasonably; provided that the parking spaces designated in green on the parking plan may not be relocated or otherwise impacted in any manner without Tenant’s written consent which may be withheld in its sole discretion. Landlord agrees that the parking area shall allow for Tenant’s delivery vehicles (including so-called 18 wheeler vehicles) to have adequate access to and from and use of the loading dock at the Building (and the area at which the loading dock is located).

41.	ROOF RIGHTS
Tenant shall have the right to install and maintain at its cost and expense microwave dishes, antennae, and/or other communications devices on the roof of the Building for business purposes at a technologically efficient location, subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned, and all applicable municipal regulations. Tenant will not be required to pay rent. Tenant must maintain any structure or device it places on the roof and repair any damage to or penetration of the roof caused by the installation of any such structure or device. If Landlord is required for any reason to move such structure or device, Tenant will, at its cost and expense, relocate such structure or device to a place mutually agreed upon by Landlord and Tenant.
42.	SELF HELP
In the event Landlord shall not fulfill its obligations for repairs and maintenance of the Premises as set forth in this Lease and, further, within ten (10) days after written notice from Tenant specifying the necessary repairs and maintenance required does not begin diligently to complete such necessary repairs and maintenance, Tenant may, at its option, make said necessary repairs and maintenance. Landlord shall reimburse Tenant for its costs of making such repairs and maintenance within thirty (30) days after Tenant submits the costs to Landlord. If Landlord does not reimburse Tenant within said thirty (30) day period, Tenant shall have the right to deduct such costs from Base Rent until such costs are recovered in full or if no further Base Rent is due hereunder, seek the recovery of such costs directly against Landlord. This limited right of offset against Base Rent as set forth in this Section shall not create in Tenant any other rights of offset under this Lease except as specifically provided herein.
43.	TENANT ACCESS DATE
Landlord agrees that the Premises will be substantially completed at least sixty (60) days prior to the Term Commencement Date (such date is referred to herein as the “Tenant Access Date”) in order that Tenant will have access to the Premises for the installation and set-up of its furniture, fixtures and equipment. The terms of this Lease shall apply to Tenant on and after the Tenant Access Date except that Base Rent, Additional Rent and utilities shall not be payable by Tenant until the Rent Commencement Date as provided in this Lease.
Tenant acknowledges that a Certificate of Occupancy will not be required for Landlord to meet the requirements of this section.
44.	TERMINATION OF TENANCY
Tenant shall have the option to terminate this Lease (“Termination Option”) at any time after the end of the seventh (7th) year beyond the Term Commencement Date pursuant to the terms of this Section 44.

Tenant must provide written notice to Landlord not less than twelve (12) months prior to the date specified in said written notice for termination. In the event Tenant shall exercise this option to terminate, Tenant shall pay to Landlord the sum of the unamortized portion of the Tenant Improvement Allowance which had been expended by Landlord and the brokerage commission payable hereunder plus three (3) months Base Rent as of the effective date of termination. Tenant shall pay all sums due under this Section not later than thirty (30) days prior to the effective date of termination.
The Tenant Improvement Allowance and brokerage commission will be amortized on a straight line basis over eleven (11) years from the Rent Commencement Date at 7% interest per annum assuming equal, consecutive monthly payments. The unamortized portion of the Tenant Improvement Allowance and brokerage commission will be the unamortized amount of principal as set forth on the amortization schedule, attached to this Lease as Exhibit K (the “Section 44 Amortization Schedule”) (assuming the TIA shall have been fully utilized and if not, such schedule shall be recalculated with the actual TIA used), based on the effective date of the termination. Notwithstanding the foregoing, in the event that the adjacent buildings of the Riverwalk complex are not maintained or developed in a manner consistent with the present standard of the current Riverwalk Complex and same has a material adverse impact on Tenant’s use or enjoyment of the Premises (including without limitation the safety thereof), Tenant shall have the right to terminate this Lease upon six (6) months notice to Landlord without fees, penalties or recourse by Landlord.
In the event that Tenant does not terminate the Lease upon the expiration of the seventh year from the Term Commencement Date as provided herein, the RSF of the Premises and the Building for all purposes under this Lease shall thereafter increase to 141,200 RSF. The foregoing shall not in any manner effect Tenant’s ability to exercise the Termination Option as provided herein.
45.	TRAFFIC LIGHT/POLICE DETAIL
Upon Tenant’s request, Landlord shall use commercially reasonable efforts to install or have installed a traffic light at the main entrance to the so-called Riverwalk complex adjacent to the Building and the Premises.
At all times during the Term, Tenant may, at its option, require Landlord to provide a police traffic detail during the peak traffic hours of 4:00 p.m. through 6:00 p.m., Monday through Friday. The costs of such traffic detail shall be allocated between the Riverwalk complex and the Operating Expenses under this Lease based on the RSF of the Premises then being occupied by Tenant and the RSF of the Riverwalk complex (which currently comprises 832,426 RSF).
46.	OTHER PROVISIONS
A.	Tenant shall place all trash in the trash collection area outside of the Building designated by Landlord.

B.	Not more often than once per calendar year during the Term, within ten (10) business days after request by Landlord, Tenant will promptly complete an estoppel letter in a form reasonably requested by Landlord to confirm the status of this Lease. Failure of Tenant to timely sign and complete the required estoppel shall, at Landlord’s election, be a default under this Lease subject to applicable notice and cure periods.
C.	No other agreements or representations have been made by either party except as expressly contained in this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease or a reservation or an option for the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both the Landlord and the Tenant. All negotiations, considerations, representations and understandings between the Landlord and the Tenant are incorporated herein and may be modified or altered only by agreement in writing between the Landlord and Tenant, and no act or omission of any employee or agent of the Landlord or Tenant shall alter, change or modify any of the provisions hereof.
D.	Recording of this Lease or a copy of this Lease shall be a default; however, at Tenant’s request, Landlord agrees to execute and deliver Landlord’s form of a Notice of Lease for recording at Tenant’s expense, with a copy thereof delivered promptly by Tenant to Landlord.
E.	The covenants and agreements of Landlord and Tenant shall be binding upon and inure to the benefit of each of them and their respective successors and assigns.
F.	If a dispute arises under this Lease, Landlord and Tenant shall first promptly attempt in good faith to resolve the dispute by negotiation. If such negotiations are unsuccessful, any disputes or claims between the parties arising out of or relating to this Lease, or the breach hereof, not settled by negotiation, shall be settled by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) in effect at that time, at a location specified by Landlord in Massachusetts where the Premises are located. A single arbitrator shall decide all disputes. The arbitrator shall not have been previously employed by either Landlord or Tenant, shall have knowledge and experience in the commercial real estate market, and shall not have a direct or indirect interest in either Landlord or Tenant or the subject matter of the arbitration. Such arbitrator shall be designated as mutually agreed by Landlord and Tenant within twenty (20) business days after either party requests in a writing sent to the other party that a dispute or claim be arbitrated. If the parties fail to select an arbitrator within such twenty (20) day period, the arbitrator shall be selected under the expedited rules of the AAA. The arbitrator shall issue a scheduling order that shall not be modified except by the mutual agreement of the parties. The arbitrator shall render a decision no later than sixty (60) days after his selection, and the arbitrator shall state in writing the factual and legal basis for the award. Any award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The prevailing party in any dispute hereunder shall be entitled to the recovery of its reasonable attorneys’ fees and expenses from the other party.
G.	If Tenant is more than one person or party, Tenant’s obligations shall be joint and several. Unless repugnant to the context, the term, “Landlord” and “Tenant” mean the parties named above as Landlord and Tenant respectively, together with their, as applicable, respective, legal representatives, successors and assigns, subject to Landlord’s consent to any Tenant assignment as set forth herein where required.
H.	Tenant represents and warrants that Tenant is duly organized and in good standing as a corporation under the laws of Delaware and has registered as a foreign corporation in Massachusetts and is qualified to do business in the Commonwealth of Massachusetts. Landlord and Tenant represent that the person or persons executing this Lease on behalf of Landlord and Tenant, respectively, have full right, power and authority to execute and deliver this Lease, and upon such execution and delivery, this Lease shall be binding upon Landlord and Tenant.
I.	The headings herein contained are for convenience and shall not be construed a part of this Lease.
J.	This Lease shall be construed under and be governed by with the laws of the Commonwealth of Massachusetts.
K.	If any provision of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected. The enumeration of specific examples of a general provision shall not be construed as a limitation of the general provision. This Lease is executed as a sealed instrument and in multiple counterparts, all copies of which are identical, and any one of which is to be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of any other copy. Time is of the essence of the obligations of the parties to be performed within a specific time frame in this Lease.
L.	Tenant is responsible for the security of all keys provided to Tenant for access to the Building; in furtherance thereof, Tenant shall be responsible for the immediate return of all keys to Tenant from employees who leave Tenant upon each such employee’s cessation of employment. At the end of the Term, Tenant shall return to Landlord all keys.
M.	Landlord represents that the Building and Premises shall not contain any hazardous or toxic materials on the Term Commencement Date. Landlord warrants that there will not exist an odor or creosote smell at the Building.
N.	Tenant acknowledges that the Building may be occupied by other tenants. To minimize disturbances in the Building, (a) if and to the extent Tenant requires access through a common entrance shared with other tenants of the Building, and (b) except for the period of the construction of Landlord’s Work and Tenant’s Work at the start of the term (when no prior notice for access will be required) then Tenant agrees to provide Landlord with one (1) business day advance notice prior to Tenant moving its furniture, fixtures and equipment and other personal property necessary to open Tenant’s business into the Premises, any subsequent removal and delivery of additional furniture, fixtures, equipment and other personal property to the Premises during the Term and at the end of the Term (pursuant to this Section and the other requirements of this Lease). In connection with such work, Tenant agrees to take all reasonable steps requested by Landlord to prevent damage to the Building including, without limitation, use of padding in the elevator, and, in connection therewith, to pay Landlord all of its costs and expenses related to such damage ten (10) days after billing.
O.	Neither party shall be deemed to have: waived, obligated itself to defer, consented to or granted any postponement to or for the other party’s performance of its obligations under this Lease, unless and until an agreement in writing for such waiver, deferral, consent or postponement has been signed by such party. Further, no postponement or delay by a party hereto in pursuing collection and/or enforcement of the other party’s obligations under this Lease shall excuse the other party’s subsequent and/or continuing responsibility therefor, whether with respect to prior, then current or future such obligations. No modification or amendment to this Lease shall be valid or binding unless and until in writing and signed by the party against whom enforcement thereof may be sought.
P.	No payment by the Tenant or acceptance by the Landlord of a lesser amount than shall be due the Landlord from the Tenant shall be deemed to be anything but payment on account, and the acceptance by the Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon a letter accompanying said check, that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and the Landlord may accept said check without prejudice to recover the balance due or pursue any other remedy.
Q.	Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any applicable legal requirement.
R.	Both parties covenant and agree to keep the rental rate(s), the identity of the parties, the Term and other financial and business terms, and the form of this Lease (“Confidential Information”) completely confidential; provided, however, that (i) such Confidential Information may be disclosed by such parties to those of its officers, employees, attorneys, accountants, lenders and financial advisors who need to know such information in connection with the use and occupancy of the

Premises and for financial reporting and credit related activities (it being understood that each party shall inform its representatives of the confidential nature of the Confidential Information and that such representatives shall be directed by each party, and shall each expressly agree, to treat such Confidential Information confidentially in accordance with the terms of this Section), and (ii) unless required by applicable law or regulation (including without limitation Tenant’s SEC reporting obligations) or pursuant to court order (in which cases disclosure may be made to the extent required), any other disclosure of such Confidential Information may only be made if the other party consents in writing prior to any such disclosure.
S.	All inventory, equipment, goods, merchandise, furniture, fixtures and property of every kind which may be on or about the Premises shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the use or abuse of water or by the leaking or bursting of water pipes, or by rising water, or by roof or other structural leak, or in any other way or manner, no part of such loss or damage shall be charged to or borne by Landlord in any case whatsoever, except that the foregoing shall not exculpate the Landlord from its own negligent acts or omissions. Tenant agrees to maintain full and adequate insurance coverage on all of its property at the Premises, and such insurance on Tenant’s property shall contain a waiver of subrogation clause in favor of Landlord, or shall name Landlord as an additional insured for the sole purpose of preventing a subrogation claim against Landlord.
T.	Emergency Back-Up Systems: Tenant shall have the right to install and maintain additional equipment on the roof, ground level or such space deemed by Tenant to be convenient for maintenance and access to such equipment not within the Premises, without the payment of rent, subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned, and all applicable municipal regulations.
U.	[**]: Landlord will not lease space at the Riverwalk complex to [**].
V.	Consent: In all cases when a party’s consent or approval is required pursuant to the Lease, consent shall not be unreasonably withheld, delayed or conditioned.
[Remainder of page intentionally left blank]

     Executed under seal as of June 22, 2011.

LANDLORD:			TENANT:

350 RIVERWALK, LLC			NXSTAGE MEDICAL, INC.

By:	/s/ Salvatore N. Lupoli		By:	/s/ Jeffrey H. Burbank
	Print Name: Salvatore N. Lupoli			Print Name: Jeffrey H. Burbank
	Title:	Manager		Title:	Chief Executive Officer
	Duly Authorized			Duly Authorized

Exhibit A
Plan of the Building
See attached.
Lobby, elevator and interconnecting bridge are to be constructed and added to Plan.

Exhibit A

MERRIMACK RIVER
EXIST BUILDING #1
EXIST COTTON MILL 20,600 SF - 7 STORY 144,200 SF TOTAL
PROP PHASE 1 MIXED-USE BUILDING 64,000 SF± 2 STORY
EXIST WOOD MILL (BUILDING F)
EXIST BUILDING #9
MERRIMACK STREET

TEC

Exhibit B
Schedule of Occupancy of Premises
     Tenant will lease and occupy the Premises according to the following schedule:

Months 1-24:	89,046 RSF (portion of 1st floor and entire 2nd, 5th, 6th & 7th floors)
Months 25-36:	104,820 RSF (entire 4th floor added)
Months 37-60:	117,570 RSF (balance of 1st floor added)
Months 61-84:	137,200 RSF (entire 3rd floor added)
Months 85-132	141,200 RSF (subject to Tenant’s Termination Option as provided in Section 44)
     Tenant shall have the right to lease and occupy additional Premises prior to the dates set forth on this schedule from time to time in its discretion; provided that in the event Tenant chooses to lease and occupy the 1st floor prior to the sequence outlined above Tenant may give Landlord twelve (12) months prior written notice of same and such notice may be given only after the first Lease Year.

Exhibit C
Operating Expenses
Tenant will pay its Pro-Rata Share of any increases in Operating Expenses over the Operating Expenses Base Year, which amount will be grossed-up to reflect a one-hundred percent (100%) operated and occupied Building including adjustments for any warranties in-place. Current Operating Expenses are estimated at $3.06 RSF:

•	Insurance:	$0.23 RSF

•	Electric & Gas:	$1.26 RSF

•	Electric R&M:	$0.03 RSF

•	Plumbing R&M:	$0.05 RSF

•	HVAC R&M:	$0.07 RSF

•	General R&M:	$0.12 RSF

•	Elevator R&M:	$0.04 RSF

•	Parking Lot R&M:	$0.20 RSF

•	Roof R&M:	$0.04 RSF

•	Security:	$0.22 RSF

•	Trash Removal:	$0.10 RSF

•	Professional Fees:	$0.03 RSF

•	Snow Plowing:	$0.19 RSF

•	Water & Sewer:	$0.15 RSF

•	Management Fee:	$0.33 RSF
Operating Expenses will be calculated in accordance with Generally Accepted Accounting Principles (GAAP) and shall include all commercially reasonable expenses incurred to operate the Building. Notwithstanding anything in the Lease including this Exhibit C to the contrary, the items listed on Exhibit C-1 shall be excluded from the definition of Operating Expenses.
The above list of Operating Expenses is estimated only. Actual Operating Expenses will be determined during the calendar year 2012 as set forth in this Lease for the Operating Expense Base Year. It may be that certain Operating Expenses cannot be calculated accurately during the Operating Expense Base Year, which is less than one full year from Rent Commencement Date. Such Operating Expenses will be calculated when available and will relate back to and adjust the Operating Expenses for the Operating Expense Base Year. Tenant may audit such calculations pursuant to Section 4 of the Lease.

Controllable Operating Expenses, as grossed-up, shall not increase more than 3% annually on a cumulative basis. Controllable Operating Expenses shall mean all Operating Expenses with the exception of utilities, insurance and snow removal.
The services to be included in Operating Expenses and extended to the Tenant by Landlord as a standard for the Building and Premises shall include, but not be limited to, property management, repair and maintenance of base building systems, landscaping, snow removal, window cleaning, common area janitorial services, water and sewer, trash removal, common area security and lighting, parking lot repair and maintenance, vertical transportation, and HVAC during Normal Business Hours (not including HVAC distribution) and such other services as Tenant may reasonably request from time to time during the Term.

Exhibit C-1
Operating Expense Exclusions
1)	leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building;

2)	legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;

3)	costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building, including Tenant, or relocating any tenant;

4)	financing costs including interest and principal amortization of debts and the costs of providing the same;

5)	except as otherwise expressly provided above, depreciation;

6)	rental on ground leases or other underlying leases and the costs of providing the same;

7)	wages, bonuses and other compensation of employees above the grade of Building Manager and fringe benefits other than insurance plans and tax qualified benefit plans;

8)	any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Materials (as defined in Section 25 below) and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Building (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

9)	costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance;

10)	increased insurance or real estate taxes assessed specifically to any tenant of the Building for which Landlord is entitled to reimbursement from any other tenant;

11)	charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

12)	cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after Normal Business Hours;

13)	the cost of installing, operating and maintaining any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare;

14)	cost of correcting defects in the design, construction or equipment of, or latent defects in, the Building;

15)	cost of any work or service performed on an extra cost basis for any tenant in the Building to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;

16)	cost of any work or services performed for any facility other than the Building;

17)	any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

18)	cost of initial cleaning and rubbish removal from the Building to be performed before final completion of the Building or Premises;

19)	cost of initial landscaping of the Building;

20)	except as expressly provided above, cost of any item that, under generally accepted accounting principles, are properly classified as capital expenses;

21)	lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

22)	cost of the initial stock of tools and equipment for operation, repair and maintenance of the Building;

23)	late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

24)	cost of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art;

25)	real estate taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

26)	direct costs or allocable costs (such as real estate taxes) associated with parking operations if there is a separate charge to Tenant, other than tenants or the public for parking;

27)	charitable or political contributions;

28)	reserve funds;

29)	all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

30)	any cost associated with operating as an on or off-site management office for the Building, except to the extent included in the management fee permitted hereby;

31)	Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby;

32)	costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions; and

33)	costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Building or their respective premises.

Exhibit D
Term Commencement Date Utilities
Verizon, National Grid, Columbia Gas, city water and city sewer

Exhibit E
Base Building
     The Base Building shall include demolition of existing internal partitions or infrastructure, construction of demising partitions, separate utilities or other services to be separately metered to the Premises, new/refurbished landscaping, new roof, parking lot repair, replacement, resealing, resurfacing and any associated irrigation costs and bringing the Building into compliance with all applicable codes.
     Tenant reserves the right to make further comments and suggestions for the Base Building or require additional information or changes. Tenant may, as part of the Tenant Improvement Allowance, modify and/or upgrade certain portions of the Base Building to accommodate Tenant Improvements to be made (with any increased cost over what was budgeted for the Base Building by Landlord to be paid from the TIA). In the event that the parties cannot agree on the amount of such increase, Ted Caswell shall make a binding determination of the increase (if any).
     The Base Building shall include a new Building entrance/lobby facing Merrimack Street. The new entrance will be an expansion of the Building on the front of the existing structure and the design shall be consistent with renderings provided to Tenant by Landlord and which are attached hereto as Exhibit E-2.
     Landlord shall add and install an additional six (6) punched windows. The exact location will be substantially as provided on the plan attached hereto as Exhibit E-3. Tenant shall have final approval of the exact window location.
     Landlord shall be responsible for the removal of selected columns and subsequent support bracing in those areas designated on Exhibit E-4 attached hereto.
     Landlord shall be responsible, at its sole cost and expense including any architectural and engineering, to construct an interconnecting bridge and/or connection between 354 Merrimack Street and the Building substantially as depicted on Exhibit E-5 attached hereto. The specifications shall be further defined and mutually agreed upon between Tenant and Landlord.
     Landlord shall be responsible for exterior site improvements such as, but not limited to, green space, new landscaping, trees, and shrubs in and around the Building, walkways throughout the parking lot. The specifications shall be further defined and mutually agreed upon between Tenant and Landlord and which shall include but not be limited to what is reflected on the plan attached hereto as Exhibit E-6.

350 Merrimack Street — Base Building Outline Specifications

Project Description	Approximately 137,200 rentable square feet comprising the entire Building.

Foundations

A. Existing piered foundation of 200 lbs psf live load.

Structure	A. The structure will be designed in accordance with the following live loads:
1. Wind load in accordance with State Building Code. (Historic)

2. Floor live load 70lbs. (including partitions) for the 7th floor.

3. Mechanical equipment rooms — actual weight of equipment on roof 5 lbs PSF.

4. Roof —35 lbs. per square foot minimum and in accordance with governing building codes, plus allowances for specific drifting and equipment loads.

B. The structure of the building is steel columns and wood columns with wood beams.

C. The building is covered by a sprinkler system.

D. Fire exit stairs will be standard steel pan stair assemblies with painted steel handrails and concrete fill. (In new staircase)

E. Miscellaneous iron items (elevator sill angles, ladders, railings, loose lintels, expansion plates, toilet partition support frames, etc.) will be provided as needed.

F. Landlord to remove 7th floor storage room

Roofing and Waterproofing	A. Roofing system will either be EDPM or Sarnafil membrane roof. Fifteen (15) year warranty will be provided.

B. Roof insulation will be rigid fiberglass board, applied with staggered joints conforming to requirements of the Massachusetts State Energy Code and acceptable for use with the roofing system specified.

C. Elevator pit will be waterproofed as required.

D. Roof walkway pads compatible with the selected manufacturer shall be provided for equipment access and servicing.

Exterior Walls	A. The exterior wall system is a combination of E.I.F.S, masonry, glass and spandrel panels.

B. Windows will consist of dual-thickness tinted insulating glass set in thermally broken extruded aluminum frames. Window frames will be painted aluminum in selected color.

C. Landlord to repair, replace and or repoint exterior walls as needed.

D. Landlord to complete powerwash of exterior masonry.

Interior Finishes	A. The main entrance lobby floor finish will be natural stone or other suitable flooring material with carpet inserts where required by design. Lobby walls will be a combination of wood panels and painted drywall or plaster with reveals coordinated by base building Architect/NxStage Representative. Ceilings will be painted drywall and/or acoustical tile.

B. Interior side of exterior walls will be sealed brick or finished with 5/8” drywall taped and ready for paint.

C. Exit stair treads and landings will be finished concrete. Stairwell walls will be painted drywall or masonry. Railings will be painted steel.

D. Lobby Tower Stairs — Metal paned concrete filled treads, with painted ornamental iron railings.

E. Specification of Gypcrete floor will be provided prior to installation.

F. Brick sealer product to be mutually agreed upon.

G. Standard Window blinds to be provided by lessee. Design to be mutually agreed upon.

H. Door frames will be 16 gauge hollow metal. Doors will be 18 gauge, flush, 1-3/4” thick hollow metal at service areas, and solid core, flush, 1 3/4” thick plain sliced wood veneer (non-exotic) at all other areas. Finish hardware will be Sargent with a brushed chrome finish. All doors and hardware shall comply with regulations of the Architectural Barriers Board and ADA.

Vertical Transportation	A. Passenger elevators shall be electric hydraulic type with selective collective automatic operation 3,500 lb. capacity, and speed of 125 fpm up, as manufactured by Thyssen, Schindler, Otis, or Tenant approved equal

B. Freight elevator shall be electric hydraulic type with selective collective automatic operation 5,000 lb. capacity.

Plumbing	A. Domestic water system will be supplied by metered service from a public water main, with a pressure reducing station to reduce the incoming water pressure, if required. Water piping will be Type L copper tubing; all water piping will be insulated.

B. Sanitary system is a gravity fed town sewer system.

C. Solid surface countertop with integrated sink or under mount sink

D. Standard Bathrooms — 1 set of Men’s and Women’s per floor.

i. Standard Ceramic Floors and Base

ii. Painted Partitions

iii. Automatic Accessories

iv. Ceramic tile to be 48” at WW.

E. Bathroom Fixture Requirements to meet code requirements.

F. Frost-free hose bibs will be provided as required by code for exterior maintenance.

Fire Protection	A. Sprinkler Spec- The building has complete coverage existing.

B. Stand pipes in stairwell

C. Existing distribution to be increased per code.

Heating, Ventilating and Air Conditioning	A. HVAC systems will be designed in accordance with the following performance criteria and anticipated load (subject to the requirements of Massachusetts Building Code, 8th Edition, Articles

2, 12, and 13 effective January 1, 2011 and subsequent amendments):

1.   The HVAC systems will be capable of maintaining indoor conditions no higher than 72° F. DB, 50% RH when outdoor conditions are no higher than 95° F. DB, 74°F. WB and no lower than 72° F. DB when the outdoor conditions are no lower than 1° F. DB. No provision for humidification is provided

2. Outside air will be introduced to the building at a minimum rate of 20cfm per person, assuming one person 100 square feet of floor area.

3.   Internal heat gain will be calculated on the basis of sustained peak loading conditions of one person per 100 square feet of floor area, and a combined lighting and power load of 4.0 watts per square foot.

4. Heat loss will be calculated per Article 31 of Massachusetts Building Code, 8th Edition, and effective January 1, 2011. (With Historic Exemption)

5. Heated supply air temperature will be 95° F maximum

6. Cooled supply air temperature will be 55° F minimum

B. The HVAC system shall include the items outlined below. See Item 6 on page 8 for delineation between base building and tenant work.

1. Boiler, cooling tower and chiller supplied by landlord, for air handler/VAV system throughout the premises.(Manufacturer to be determined)

1. 2 separate closed water loops.

a) 1 cold water loop

b) 1 hot water loop

2. Gas fired boiler per design.

3. Energy recovery ventilator for fresh air per design.

4. Toilet room and mechanical room exhaust systems and associated ductwork and fans direct vented to outside.

5. Exhaust of each on floor electric closet. Main switchgear room to be exhausted (direct vented to outside).

6. DDC Automatic temperature control system per design.

7. Electric cabinet and unit heaters as required at entries, stairways, loading docks and overhang plenum areas.

8. Electric fin tube radiation to be provided as required below exposures of lobby glass.

9. Testing and balancing of all air systems. (Seasonal comfort balances as required)

10. All parties agree that HVAC noise is a major concern to tenant. All parties will work together during design to address tenants concerns.

Electrical	A. Electrical systems will be designed in accordance with the following anticipated loads:

1. Lighting power requirements will be calculated on the basis of 3 watts per square foot of building area.

2. Tenant convenience outlet power requirements will be calculated on the basis of 3 watts per square foot of building area.

3. Power requirements for HVAC and other fixed building equipment will be determined by the actual equipment installed per design.

4. Standard Light Package

i. $25,000 per floor standard allowance

ii. Energy Efficient Fixtures

iii. 60 foot candles at desktop height

B. The electrical power distribution system will receive low tension power at 480/277 volts, 3-phase, 4 wire from the onsite transformers. The distribution system will permit all electricity consumed to be metered through a single metering installation, and will incorporate one or more main switchboards and all subsidiary panelboards (power, lighting, equipment) as required. The distribution system will be capable of supplying power as follows:

1. 480 volts 3-phase to all motors 2 horsepower and larger.

2. 277 volts single-phase to all fluorescent (and other discharge type lamp) lighting fixtures.

3. 120 volts single-phase to all incandescent lighting fixtures.

4. 120 volts single-phase to all general convenience receptacle outlets.

5. 120 volts single-phase, 208 volts single-phase, 208 volts 3-phase to specific use “solid connection” or receptacle outlets, as determined from the requirements of the appliances assigned to the outlets.

C. Three-phase, dry-type transformers (480 volt delta to 208/120volt wye) will be used to provide power of voltages not available from direct connection to the main service. Transformers will be the self-cooled indoor type with Class H insulation and steel enclosures.

D. The emergency lighting system will consist of an emergency battery back up supplying the fixtures illuminating egress passages and stairs, exit signs and fire alarm system.

E. The automatic fire detection and alarm system will be electronically operated, double-supervised, connected to the municipal fire department, and provided with a battery backup. All components of the fire alarm system (control unit, manual alarm stations, alarm indicators, automatic smoke and heat detectors, fan control relays, etc.) will be Underwriters’ Laboratories rated and the system will comply with all requirements of the NFPA, governing building code and local authorities. Activation of a manual alarm station or an automatic detection device (waterflow switches, smoke detectors, etc.) will:

1. Sound the evacuation signals and flash the alarm lamps throughout the building.

2. Indicate the zone of alarm on the fire alarm control panel and remote annunciator.

3. Summon the municipal fire department.

4. Battery back-up failure or any disruption of the system wiring will sound an alarm at the system control panel.

5. Colors to be determined by the Lawrence Fire Department.

Base Building/Tenant Work Clarification	A. To clarify the delineation from base building to tenant work, the following criteria apply:

1.   The base building includes taped drywall ready for paint on the interior face of the exterior wall or sealed brick and the exterior face on the interior core.(Sealer product to be mutually agreed upon)

2. The base building sprinkler system includes valves at each floor on the stairwell risers with cross connected main. The extension of distribution, branch piping and sprinkler heads are Landlord work. Any modification to base building layout is tenant work.

3. Boiler, cooling tower and chiller supplied by landlord, for air handler/VAV system throughout the premises.(Manufacturer to be determined)

4.   Base building electrical system extends up to and includes conduits and feeders and or bus duct to central electrical room on each floor, sized to accommodate tenant electrical design loaf of 6.0 watts/SF (lighting and power) In addition to previously listed design loads.

5. Tower Elevators- “Standard” P-Lam walls with a painted steel ceiling and prismatic lenses. (finishes to be mutually agreed upon)

6. Tenant work, which is not included in base building, will cover the following:

a. Tenant partitions other than required on base building.

b. Interior Doors other than required on base building.

c. Acoustical Ceilings other than required on base building.

d. Carpet and Floor Finishes other than required on base building. Gypcrete floor level by landlord.

e. Light Fixtures from what is stated above.

f. Single Pole Switches

g. Wall-Mounted Duplex Outlets

h. Wall Mounted Telephone Outlets and Wiring

i. Branch piping and sprinkler head relocations required by tenant layout

j. Fire alarm stations and exit signs required by code by landlord.

k. Tenant required supplemental cooling.

l. Security

Exhibit E-1
Base Building Budget
Intentionally omitted.

Exhibit E-2
Plan of Front of Building including entrance, lobby and tower
See attached.

Exhibit E-2

Riverwalk - Cotton Mill Tower

Lawrence, MA

STAGE
STAGE

Riverwalk Properties
354 Merrimack Street
Lawrence, MA 0184

Cotton Mill - Tower Scheme One - Perspective View

5 / 17 / 2011

360 Merrimack Street Building 5 / Floor 3 Lawrence, MA
978.989.9900 www.cube3studio.com

CUBE3 STUDIO

Exhibit E-2

Riverwalk - Cotton Mill
Elevator - Entry Tower

Lawrence, MA

Alum / Glass
Storefront Doors
Vestible at Egress Stair
Glass Door here
Alum / Glass
Storefront Doors
Insulating Curtainwall
Insulating Metal Panels
23'-0"

Otis Gen2 - 3500lb
Side Entry Elevators

Schematic Design - Cotton Mill Entry / Elevator Tower - Scheme One (based on 3D image, compacted)

4 / 6 / 2011

360 Merrimack Street Building 5 / Floor 3 Lawrence, MA
978.989.9900 www.cube3studio.com

CUBE3 STUDIO

Exhibit E-3
Window Plan
See attached.

Exhibit E-3

Exhibit E-4
Column Removal Plan
See attached.
[**]

Exhibit E-5
Interconnecting Bridge Plan
See attached.

Exhibit E-5

Riverwalk - Cotton Mill
Elevator - Entry Tower

Lawrence, MA

Insulating Curtainwall
Insulating Metal Panels
Bridge Elevation
Structural Steel Support

Insulating Curtainwall and Metal Panel Enclosed Bridge

Metal Panel Clad Structural Steel Supports (alt Exposed Steel if Fire Rating Permits)

Membrane Roof,
Rigid Insulation
Metal Deck
Metal Gutter
Insulating Curtainwall
Insulating Metal Panel
Structural Steel Support
8' X 8' Wide

Bridge Section

Schematic Design - Cotton Mill Bridge

4 / 21 / 2011

360 Merrimack Street Building 5 / Floor 3 Lawrence, MA
978.989.9980 www.cube3studio.com

Exhibit E-5

Exhibit E-6
Exterior Site Improvement Plan
See attached.

Exhibit E-6

Scale: 1"=40'

280 - 350 Merrimack Street - Lawrence, Massachusetts

PARKING SPACES
PROVIDED
TOTAL PARKING SPACES
1,009
EXIST. BUILDING #1
EXIST. COTTON MILL
144,200 SF TOTAL
PROP. PHASE I MIXED-USE BUILDING
84,000 SF 2 STORY
EXIST. WOOD MILL (BUILDING 8)
EXIST. BUILDING #9
MERRIMACK STREET

TEC

Figure 1
Riverwalk Redevelopment
Phase II
280-350 Merrimack Street

TEC, Inc.

Exhibit F
Tenant’s Initial Space Plan
See attached.
[**]

Exhibit F-1
Tenant’s Work
Tenant Improvements
Landlord’s Work
     Landlord agrees to construct Landlord’s Work and Tenant’s Work which is not noted on the Final Plans and Specs as being done by Tenant (Tenant Improvements) in accordance with the Final Plans and Specs. Changes shall be made only with a written change order signed by Landlord and Tenant.
     Subject to Section 10(C), Landlord and Tenant have agreed upon a framework for the construction of Tenant Improvements for the initial portion of the Premises to be occupied under this Lease and thereafter for the remainder of the Tenant Improvements to be constructed in the remaining portions of the Premises. The method for planning, pricing and construction of Tenant Improvements for the initial portion of the Premises are set forth in this Lease. Landlord intends to create a competitive bid process by soliciting and receiving three (3) bids from general contractors including a bid from a contractor owned by the principal of the Landlord. For the build out of the initial portion of Tenant Improvements as aforesaid (and future improvements needed for the Premises to be occupied by Tenant hereunder), Landlord has committed a TIA of $4,300,000.
     It is understood that the TIA of $4,300,000 is a one time allowance and there is no allowance for Tenant Improvements in the next stages of construction of Tenant Improvements within the Premises except what is remaining of the TIA after Tenant’s build-out of the initial portion of the Premises.

Exhibit G
Guaranty of Salvatore N. Lupoli
See attached.

GUARANTY
          FOR VALUE RECEIVED, and in consideration for, and as an inducement to NXSTAGE MEDICAL, INC. (the “Tenant”) to enter into that certain Lease (the “Lease”) with 350 RIVERWALK, LLC (the “Landlord”) of even date herewith, the undersigned, Salvatore N. Lupoli, an individual having a mailing address of 354 Merrimack Street, Lawrence, MA 01843 (the “Guarantor”), unconditionally guarantees the full performance and observance of all the covenants, conditions and agreements therein provided to be performed and observed by the Landlord with respect to the Landlord’s construction obligations as set forth in the Lease, including without limitation, the Base Building, Tenant Improvements (including the TIA) (as each such term is defined in the Lease), and brokerage fees (collectively, “Landlord’s Obligations”). Guarantor expressly agrees that the validity of this agreement and the obligations of the Guarantor shall in no way be terminated, affected or impaired by reason of the granting by the Tenant of any indulgences to the Landlord or by reason of the assertion by the Tenant against the Landlord ‘of any of the rights or remedies reserved to the Tenant pursuant to the provisions of the Lease or by the relief of the Landlord from any of the Landlord’s obligations under the Lease relating to the Landlord’s construction obligations as set forth in the Lease by operation of law or otherwise; the Guarantor hereby waiving all suretyship defenses. The obligations of the Guarantor include without limitation the payment of any monies payable by the Landlord relating to the Landlord’s Obligations.
          The Guarantor further covenants and agrees that this Guaranty shall remain and continue in full force and effect as to any modification of the Lease, whether or not provided that the Guarantor shall have received any notice of or consented to such modification. The Guarantor further agrees that his liability under this Guaranty shall be primary, and that in any right of action which shall accrue to the Tenant under the Lease, the Tenant may, at its option, proceed against the Guarantor and the Landlord, jointly or severally, and may proceed against the Guarantor without having commenced any action against or having obtained any judgment against the Landlord. The Guarantor irrevocably waives any and all rights the Guarantor may have at any time (whether arising directly or indirectly, by operation of law or by contract or otherwise) to assert any claim against the Landlord on account of payments made under this Guaranty, including, without limitation, any and all rights of or claims for subrogation, contribution, reimbursement, exoneration and indemnity; and the Guarantor will not claim any set-off or counterclaim against the Landlord in respect of any liability the Guarantor may have to the Landlord. The Guarantor further represents to the Tenant as an inducement for it to make the Lease, that the Guarantor has a significant financial interest in the Landlord and that the execution and delivery of this Guaranty is not in contravention of any applicable law.
          It is agreed that the failure of the Tenant to insist in any one or more instances upon a strict performance or observance of any of the terms, provisions or covenants of the Lease or this Guaranty or to exercise any right therein or herein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant or right, but the same shall continue and remain in full force and effect.
          No subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of the Guarantor under this Guaranty; and

wherever reference is made to the liability of the Landlord named in the Lease, such reference shall be deemed likewise to refer to the Guarantor with respect to the Landlord’s Obligations.
          All payments becoming due under this Guaranty, including, without limitation, all reasonable costs of collection, and not paid when due shall bear interest from the applicable due date until received by the Tenant at the Default Rate (as defined in the Lease).
          It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the successors and assigns of the Tenant, and shall be binding upon the heirs, executors, legal representatives, successors and assigns of the Guarantor.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Guarantor has executed this Guaranty under seal this ____ day of ________________, 2011.

Salvatore N. Lupoli

COMMONWEALTH OF MASSACHUSETTS
_____________________________, ss.
          On this ____ day of ______________, 2011, before me, the undersigned notary public, personally appeared Salvatore N. Lupoli, proved to me through satisfactory evidence of identification, which was ☐ a driver’s license, ☐ personally known to me, or ☐ personally known to a 3rd party personally known to me, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public
My Commission Expires:

Exhibit H
Loading Dock Plan
See attached.
[**]

Exhibit I
Construction Schedule (Milestones)

Complete Building Entrance/Lobby (excluding finishes)	12/1/11

Complete Interconnecting Bridge (excluding finishes)	12/1/11

Complete Rough Wall Inspections	12/15/11

Complete Rough Ceiling Inspections	2/1/12

Complete Base Building	4/1/12

Complete Exterior Site Improvements	4/1/12

Exhibit J
Parking Plan
See attached.

Exhibit J

280 - 350 Merrimack Street - Lawrence, Massachusetts

PARKING SPACES		PROVIDED
350 MERRIMACK STREET TENANT	PHASE I (DAY 1) (9'-4" STALLS)	291
	PHASE II (MONTH 25 PER EXHIBIT B TO THIS LEASE) (9'-4" STALLS)	100
	PHASE III (MONTH 37 PER EXHIBIT B TO THIS LEASE) (9'-4" STALLS)	109
	TOTAL PARKING	500

MERRIMACK RIVER
EXIST BUILDING #1
(354 MERRIMACK STREET)
EXIST COTTON MILL
20,600 SF - 7 STORY
144,200 SF TOTAL
(350 MERRIMACK STREET)
PROP PHASE 1 MIXED-USE BUILDING
64,000 SF± 2 STORY
(280 MERRIMACK STREET)
EXIST WOOD MILL (BUILDING F)
(280 MERRIMACK STREET)
EXIST BUILDING #9
MERRIMACK STREET

TEC

Figure 1
Riverwalk Redevelopment
Phase II
280-350 Merrimack Street

Exhibit K
Section 44 Amortization Schedule
See attached.

Exhibit K

Amortization Schedule
Landlord’s out of pocket expenses (Total $) =
Lease Term In Yrs. =
Interest Rate =
	$5,276,000	Amended LL Cost estimate

11

7.000%

		Debt Service	Interest Payments	Principal Payment	Balance (After Pmt)
1	$5,275,000	-57,413.63	($30,771)	($26,643)	$5,248,357
2	$5,240,357	-57,413.63	($30,615)	($26,798)	$5,221,559
3	$5,221,559	-57,413.63	($30,459)	($26,955)	$5,194,604
4	$5,194,604	-57,413.63	($30,302)	($27,112)	$5,167,493
5	$5,167,493	-57,413.63	($30,144)	($27,270)	$5,140,223
6	$5,140,223	-57,413.63	($29,985)	($27,429)	$5,112,794
7	$5,112,794	-57,413.63	($29,825)	($27,589)	$5,085,205
8	$5,085,205	-57,413.63	($20,664)	($27,750)	$5,057,455
9	$5,057,455	-57,413.63	($29,502)	($27,912)	$5,029,543
10	$5,029,543	-57,413.63	($29,339)	($28,075)	$5,001,468
11	$5,001,468	-57,413.63	($29,175)	($28,238)	$4,973,230
12	$4,973,230	-57,413.63	($29,011)	($28,403)	$4,944,827
13	$4,944,827	-57,413.63	($28,845)	($28,569)	$4,916,258
14	$4,916,258	-57,413.63	($28,678)	($28,735)	$4,887,523
15	$4,887,523	-57,413.63	($28,511)	($28,903)	$4,858,619
16	$4,858,619	-57,413.63	($28,342)	($29,072)	$4,829,548
17	$4,829,548	-57,413.63	($28,172)	($29,241)	$4,800,307
18	$4,800,307	-57,413.63	($28,002)	($29,412)	$4,770,895
19	$4,770,895	-57,413.63	($27,830)	($29,583)	$4,741,311
20	$4,741,311	-57,413.63	($27,658)	($29,756)	$4,711,555
21	$4,711,555	-57,413.63	($27,484)	($29,930)	$4,681,628
22	$4,681,626	-57,413.63	($27,300)	($30,104)	$4,651,522
23	$4,651,522	-57,413.63	($27,134)	($30,280)	$4,621,242
24	$4,621,242	-57,413.63	($26,957)	($30,456)	$4,590,785
25	$4,590,785	-57,413.63	($26,780)	($30,634)	$4,560,151
26	$4,560,151	-57,413.63	($26,601)	($30,813)	$4,529,339
27	$4,529,339	-57,413.63	($26,421)	($30,992)	$4,498,346
28	$4,498,346	-57,413.63	($26,240)	($31,173)	$4,467,173
29	$4,467,173	-57,413.63	($26,059)	($31,355)	$4,435,818
30	$4,435,818	-57,413.63	($25,876)	($31,538)	$4,404,280
31	$4,404,280	-57,413.63	($25,692)	($31,722)	$4,372,558
32	$4,372,558	-57,413.63	($25,507)	($31,907)	$4,340,651
33	$4,340,651	-57,413.63	($25,320)	($32,093)	$4,308,557
34	$4,308,557	-57,413.63	($25,133)	($32,280)	$4,276,277
35	$4,276,277	-57,413.63	($24,945)	($32,469)	$4,243,808
36	$4,243,808	-57,413.63	($24,756)	($32,658)	$4,211,150
37	$4,211,150	-57,413.63	($24,685)	($32,849)	$4,178,302
38	$4,178,302	-57,413.63	($24,373)	($33,040)	$4,145,262
39	$4,145,262	-57,413.63	($24,181)	($33,233)	$4,112,029
40	$4,112,029	-57,413.63	($23,987)	($33,427)	$4,078,602
41	$4,078,602	-57,413.63	($23,792)	($33,622)	$4,044,980
42	$4,044,980	-57,413.63	($23,596)	($33,818)	$4,011,162
43	$4,011,162	-57,413.63	($23,390)	($34,015)	$3,977,147
44	$3,977,147	-57,413.63	($23,200)	($34,214)	$3,942,933
45	$3,942,933	-57,413.63	($23,000)	($34,413)	$3,908,520
46	$3,908,520	-57,413.63	($22,800)	($34,614)	$3,873,906
47	$3,873,906	-57,413.63	($22,590)	($34,816)	$3,839,080
48	$3,839,090	-57,413.63	($22,395)	($35,019)	$3,804,071
49	$3,804,071	-57,413.63	($22,190)	($35,223)	$3,768,848
50	$3,768,848	-57,413.63	($21,985)	($35,429)	$3,733,420
51	$3,733,420	-57,413.63	($21,778)	($35,635)	$3,697,784
52	$3,697,784	-57,413.63	($21,570)	($35,843)	$3,661,941
53	$3,661,941	-57,413.63	($21,361)	($36,052)	$3,625,889
54	$3,625,889	-57,413.63	($21,151)	($36,263)	$3,589,626
55	$3,589,626	-57,413.63	($20,939)	($36,474)	$3,553,152
56	$3,553,152	-57,413.63	($20,727)	($36,687)	$3,516,465
57	$3,516,465	-57,413.63	($20,513)	($36,901)	$3,479,564
58	$3,479,564	-57,413.63	($20,297)	($37,110)	$3,442,448
59	$3,442,448	-57,413.63	($20,081)	($37,333)	$3,405,115
60	$3,405,115	-57,413.63	($19,863)	($37,550)	$3,367,565

	Amortization Schedule
Landlord’s out of pocket expenses (Total $) =	$5,276,000	Amended LL Cost estimate

Lease Term In Yrs. =	11

Interest Rate =	7.000%

		Debt Service	Interest Payments	Principal Payment	Balance (After Pmt)
61	$3,367,565	-57,413.63	($19,644)	($37,770)	$3,329,795
62	$3,329,795	-57,413.63	($19,424)	($37,990)	$3,291,805
63	$3,291,805	-57,413.63	($19,202)	($38,211)	$3,253,594
64	$3,253,594	-57,413.63	($18,979)	($38,434)	$3,215,160
65	$3,215,160	-57,413.63	($18,755)	($38,659)	$3,176,501
66	$3,176,501	-57,413.63	($18,530)	($38,884)	$3,137,617
67	$3,137,617	-57,413.63	($18,303)	($39,111)	$3,098,506
68	$3,098,506	-57,413.63	($18,075)	($39,339)	$3,059,167
69	$3,059,167	-57,413.63	($17,845)	($39,568)	$3,019,599
70	$3,019,599	-57,413.63	($17,614)	($39,799)	$2,979,799
71	$2,979,799	-57,413.63	($17,382)	($40,031)	$2,939,768
72	$2,939,768	-57,413.63	($17,149)	($40,265)	$2,899,503
73	$2,899,503	-57,413.63	($16,914)	($40,600)	$2,859,003
74	$2,859,003	-57,413.63	($16,678)	($40,736)	$2,818,267
75	$2,818,267	-57,413.63	($16,440)	($40,974)	$2,777,293
76	$2,777,293	-57,413.63	($16,201)	($41,213)	$2,736,080
77	$2,736,080	-57,413.63	($15,960)	($41,453)	$2,694,627
78	$2,694,627	-57,413.63	($15,719)	($41,695)	$2,652,932
79	$2,652,932	-57,413.63	($15,475)	($41,938)	$2,610,994
80	$2,610,994	-57,413.63	($15,231)	($42,183)	$2,568,811
81	$2,568,811	-57,413.63	($14,985)	($42,429)	$2,526,382
82	$2,626,382	-57,413.63	($14,737)	($42,676)	$2,483,706
83	$2,483,706	-57,413.63	($14,488)	($42,925)	$2,440,781
84	$2,440,781	-57,413.63	($14,238)	($43,176)	$2,397,605
85	$2,397,605	-57,413.63	($13,986)	($43,428)	$2,354,177
86	$2,354,177	-57,413.63	($13,733)	($43,681)	$2,310,496
87	$2,310,496	-57,413.63	($13,478)	($43,936)	$2,266,561
88	$2,268,561	-57,413.63	($13,222)	($44,192)	$2,222,369
89	$2,222,369	-57,413.63	($12,964)	($44,450)	$2,177,919
90	$2,177,919	-57,413.63	($12,705)	($44,709)	$2,133,210
91	$2,133,210	-57,413.63	($12,444)	($44,970)	$2,088,240
92	$2,066,240	-57,413.63	($12,181)	($45,232)	$2,043,007
93	$2,043,007	-57,413.63	($11,918)	($45,496)	$1,997,511
94	$1,997,511	-57,413.63	($11,652)	($45,761)	$1,951,750
95	$1,951,750	-57,413.63	($11,386)	($46,028)	$1,905,721
96	$1,905,721	-57,413.63	($11,117)	($46,297)	$1,859,425
97	$1,859,425	-57,413.63	($10,847)	($46,567)	$1,812,858
98	$1,612,858	-57,413.63	($10,575)	($46,839)	$1,766,019
99	$1,766,019	-57,413.63	($10,302)	($47,112)	$1,718,907
100	$1,718,907	-57,413.63	($10,027)	($47,307)	$1,671,520
101	$1,671,520	-57,413.63	($9,751)	($47,663)	$1,623,857
102	$1,623,857	-57,413.63	($9,473)	($47,941)	$1,575,916
103	$1,575,916	-57,413.63	($9,193)	($48,221)	$1,527,696
104	$1,527,695	-57,413.63	($8,912)	($48,502)	$1,479,193
105	$1,479,193	-57,413.63	($8,629)	($48,785)	$1,430,408
106	$1,430,408	-57,413.63	($8,344)	($49,070)	$1,381,339
107	$1,381,339	-57,413.63	($8,058)	($49,356)	$1,331,983
108	$1,331,983	-57,413.63	($7,770)	($49,044)	$1,282,339
109	$1,282,339	-57,413.63	($7,480)	($49,933)	$1,232,406
110	$1,232,406	-57,413.63	($7,189)	($50,225)	$1,182,181
111	$1,182,181	-57,413.63	($6,896)	($50,518)	$1,131,664
112	$1,131,664	-57,413.63	($6,601)	($50,612)	$1,080,851
113	$1,080,851	-57,413.63	($6,305)	($51,109)	$1,029,743
114	$1,029,743	-57,413.63	($6,007)	($51,407)	$978,336
115	$978,336	-57,413.63	($5,707)	($51,707)	$926,629
116	$926,629	-57,413.63	($5,405)	($52,008)	$874,621
117	$874,621	-57,413.63	($5,102)	($52,312)	$822,309
118	$822,309	-57,413.63	($4,797)	($52,617)	$769,692
119	$769,692	-57,413.63	($4,490)	($52,924)	$716,769
120	$716,760	-57,413.63	($4,181)	($53,232)	$663,536
121	$663,536	-57,413.63	($3,871)	($53,543)	$609,993
122	$609,993	-57,413.63	($3,558)	($53,855)	$556,138
123	$556,138	-57,413.63	($3,244)	($54,169)	$501,968
124	$501,968	-57,413.63	($2,928)	($54,485)	$447,483
125	$447,483	-57,413.63	($2,610)	($54,803)	$392,680
126	$392,660	-57,413.63	($2,291)	($55,123)	$337,557
127	$337,557	-57,413.63	($1,969)	($55,445)	$282,112
128	$282,112	-57,413.63	($1,646)	($55,768)	$226,344
129	$226,344	-57,413.63	($1,320)	($56,093)	$170,251
130	$170,251	-57,413.63	($993)	($56,421)	$113,830
131	$113,830	-57,413.63	($664)	($56,750)	$57,081
132	$57,081	-57,413.63	($333)	($57,081)	$0